Exhibit 2.1

Execution Copy

MEMBERSHIP INTEREST PURCHASE AGREEMENT

among

BLYTH, INC.,

BLYTH VSH ACQUISITION CORPORATION,

VISALUS HOLDINGS, LLC

and

THE MEMBERS OF VISALUS HOLDINGS, LLC

August 4, 2008

i

Exhibits

Exhibit A:	Sellers and Percentage Interest
Exhibit B:	Form of Revised Operating Agreement
Exhibit C:	Form of Opinion of Counsel to the Company
Exhibit D:	Form of Non-Competition Agreement
Exhibit E:	Form of Employment Agreement

INDEX OF DEFINED TERMS

Page Reference

2009 EBITDA	53
2010 EBITDA	53
2011 EBITDA	53
2012 EBITDA	53
754 Election	36
Affiliate	53
Agreement	1
Ancillary Agreements	54
Applicable Multiple	54
Audited Financials	9
Buyer	1
Buyer Indemnitees	47
Code	54
Company	1
Consistent Basis	54
contracts and/or other agreements	54
control	54
Credit Facility	1, 54
Determination Date	4
Disposition Agreement	40
documents and/or other papers	54
EBITDA	54
Employee Benefit Plans	22
Employment Agreements	39
Environmental Laws	54
Environmental Permit	54
Equity Plan	1
ERISA	22
FCPA	24
FDA	12
Final Accounting Firm	5
Fiscal 2009	55
Fiscal 2010	55
Fiscal 2011	55
Fiscal 2012	55
Form 8-K	59
Founders	55
Fourth Closing	6
Fourth Closing EBITDA	55
Fourth Closing Termination Date	55
Fourth Purchase Incentive Payment	3
Fourth Purchase Interests	3

v

Fourth Purchase Price	4
FTC	12
Fundamental Documents	55
FVA Balance Sheet	9
FVA Ventures	55
GAAP	55
Governmental Authority	55
HSR Act	9
Incentive Holders	1
Indemnification Notice	51
Indemnification Percentage	55
Indemnified Person	51
Indemnifying Person	51
Initial Closing	6
Initial Closing Date	6
Initial Purchase Interests	2
Initial Purchase Price	3
Intellectual Property	56
Interest	1
Interest Expense	56
Interests	1
Interim Balance Sheet	9
Interim Balance Sheet Date	9
Knowledge	56
Law	56
Laws	12
Leased Real Property	16
Liabilities	20
Licensed Intellectual Property	18
Lien	56
Loan Agreement	1, 56
Losses	47
Material Adverse Effect	56
Material Permits	12
Material to the Business	57
Materials of Environmental Concern	57
Most Recent Balance Sheet	9
Most Recent Balance Sheet Date	9
Net Income	57
Non-Competition Agreements	39
Operating Agreement	1
ordinary course of business	57
Other Authorities	12
Other Parties	12
Parent	1, 57
PathConnect	7

PathConnect Balance Sheet	9
Pay-Off Expenses	39
Percentage Interest	1, 57
Permits	9
Permitted Liens	19
Person	57
Preferred Interest Purchase Price	2
Preferred Interests	1, 57
Principal Sellers	57
Products	58
Quality Control Plan	34
Revised Operating Agreement	37
SEC	59
Second Closing	6
Second Closing EBITDA	58
Second Closing Termination Date	58
Second Purchase Incentive Payment	2
Second Purchase Interests	2
Second Purchase Price	3
Securities Act	29
Seller	1
Sellers	1
Sellers’ Representative	2
Subsequent Closing	6
Subsequent Closings	6
Subsidiary	58
Tangible Property	18
Tax	58
Tax Return	58
Third Closing	6
Third Closing EBITDA	58
Third Closing Termination Date	58
Third Purchase Incentive Payment	3
Third Purchase Interests	3
Third Purchase Price	4
Unaudited Company Financials	9
Unaudited PathConnect Financials	9
Updated Audited Financials	42
Updated Interim Balance Sheet	42
Updated Interim Balance Sheet Date	42
Updated Most Recent Balance Sheet	42
Updated Most Recent Balance Sheet Date	42
Updated Unaudited Financials	43
WARN	24

MEMBERSHIP INTEREST PURCHASE AGREEMENT

MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), dated August 4, 2008, among Blyth, Inc., a Delaware corporation (“Parent”), Blyth VSH Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Parent (the “Buyer”), ViSalus Holdings, LLC, a Delaware limited liability company (the “Company”), and all of the members of the Company, each of whose names are listed on Exhibit A (each, individually, a “Seller” and, collectively, the “Sellers”).

RECITALS

WHEREAS, the Parent has determined that it is in the best interests of the Parent and its stockholders that the Parent make, directly or indirectly, an investment in the Company, both by acquiring equity interests in the Company and by making a credit facility available to FVA Ventures (as defined below), a subsidiary of the Company.

WHEREAS, the Buyer desires to acquire from the Company, and the Company desires to issue and sell to the Buyer, in the manner and on the terms and conditions set forth in this Agreement, 5,433,016 newly issued Series A-1 Convertible Preferred Units (the “Preferred Interests”);

WHEREAS, prior to the date hereof, the Parent has made available to FVA Ventures a revolving credit facility in the amount of $5,000,000 (the “Credit Facility”), pursuant to a Loan and Security Agreement dated as of July 30, 2008 by and among the Company, as guarantor, FVA Ventures, as borrower, and the Parent, as lender (such Loan and Security Agreement, as amended, restated, supplemented or otherwise modified from time to time, being hereinafter referred to as the “Loan Agreement”);

WHEREAS, the Sellers are the owners and members of the Company, and own 100% of the existing Series A Convertible Participating Preferred Units, Class A Units and Class B Units of the Company (each, individually an “Interest” and, collectively, the “Interests”; each Seller’s “Percentage Interest” (as defined below) is set forth opposite such Seller’s name on Exhibit A under the caption “Percentage Interest”);

WHEREAS, pursuant to the Company’s Equity Incentive Plan (the “Equity Plan”), various independent representatives and distributors (such Persons, the “Incentive Holders”) participate in the Equity Plan;

WHEREAS, pursuant to the terms of the Equity Plan and the Company’s Second Amended and Restated Limited Liability Company Agreement (the “Operating Agreement”), the Incentive Holders are entitled to receive certain payments if and when the Subsequent Closings (as defined below) occur;

WHEREAS, the Sellers desire to sell and the Buyer desires to purchase, in the manner and on the terms and conditions set forth in this Agreement, all of their Interests in the Company; and

WHEREAS, on the date hereof, Ryan Blair has been appointed as the Sellers’ agent and representative with respect to certain matters hereunder (Mr. Blair being hereinafter referred to, when acting hereunder in such representative capacity, as “Sellers’ Representative”).

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
PURCHASE AND SALE OF PREFERRED INTERESTS

Section 1.1             Issuance and Purchase of Preferred Interests.  Based upon the representations, warranties, covenants and agreements set forth in this Agreement, and subject to the satisfaction of the conditions set forth in Articles VIII and IX, the Company shall issue and sell to the Buyer, and the Buyer shall purchase from the Company, the Preferred Interests for $2,500,000 (the “Preferred Interest Purchase Price”) at the Initial Closing (as defined below).  It is understood and agreed that the Buyer may assign all or any portion of its rights and obligations with respect to the purchase of Preferred Interests to one or more Persons upon prior written notice to, and with the consent (which consent shall not be unreasonably withheld) of the Company, and subject to the execution and delivery by such Person(s) of a joinder agreement to this Agreement in form and substance reasonably satisfactory to the Company and the Buyer.

Section 1.2             Payment for Preferred Interests.  At the Initial Closing, the Buyer shall pay to the Company the Preferred Interest Purchase Price.

ARTICLE II
PURCHASE AND SALE OF SELLERS’ INTERESTS

Section 2.1             Sale of Interests.

(a)                                  Upon the terms and subject to the conditions of this Agreement, at the Initial Closing:  (i) each Seller listed on Schedule 2.1(a) shall, severally and not jointly, sell, transfer, assign and convey to Buyer his or its Interest set forth on Schedule 2.1(a) hereto, and (ii) Buyer shall purchase, acquire and accept all of the Interests set forth on Schedule 2.1(a) hereto (collectively, the “Initial Purchase Interests”), for the Initial Purchase Price (as defined below);

(b)                                 Upon the terms and subject to the conditions of this Agreement, at the Second Closing (as defined below):  (i) each Seller listed on Schedule 2.1(b) shall, severally and not jointly, sell, transfer, assign and convey to Buyer his or its Interest set forth on Schedule 2.1(b) hereto; (ii) Buyer shall purchase, acquire and accept all of the Interests set forth on Schedule 2.1(b) hereto (collectively, the “Second Purchase Interests”), for the Second Purchase Price (as defined below); (iii) Buyer shall pay to the Company, for the benefit of the Incentive Holders, the aggregate amount payable to the Incentive Holders at the Second Closing, calculated as set forth on Schedule 2.1(b) (the “Second Purchase Incentive Payment”); and (iv) subject to receipt of an acknowledgement, in a form reasonably satisfactory to the Buyer, from the Incentive Holders of the receipt of such payment and the partial extinguishment of the obligations of the Company under the Equity Plan, as soon as practicable after the Second

Closing, the Company shall pay the Second Purchase Incentive Payment to the Incentive Holders.

(c)                                  Upon the terms and subject to the conditions of this Agreement, at the Third Closing (as defined below):  (i) each Seller listed on Schedule 2.1(c) shall, severally and not jointly, sell, transfer, assign and convey to Buyer his or its Interest set forth on Schedule 2.1(c) hereto; (ii) Buyer shall purchase, acquire and accept all of the Interests set forth on Schedule 2.1(c) hereto (collectively, the “Third Purchase Interests”), for the Third Purchase Price (as defined below); (iii) Buyer shall pay to the Company, for the benefit of the Incentive Holders, the aggregate amount payable to the Incentive Holders at the Third Closing, calculated as set forth on Schedule 2.1(c) (the “Third Purchase Incentive Payment”); and (iv) subject to receipt of an acknowledgement, in a form reasonably satisfactory to the Buyer, from the Incentive Holders of the receipt of such payment and the partial extinguishment of the obligations of the Company under the Equity Plan, as soon as practicable after the Third Closing, the Company shall pay the Third Purchase Incentive Payment to the Incentive Holders.

(d)                                 Upon the terms and subject to the conditions of this Agreement, at the Fourth Closing (as defined below):  (i) each Seller listed on Schedule 2.1(d) shall, severally and not jointly, sell, transfer, assign and convey to Buyer his or its Interest set forth on Schedule 2.1(d) hereto; (ii) Buyer shall purchase, acquire and accept all of the Interests set forth on Schedule 2.1(d) hereto (collectively, the “Fourth Purchase Interests”), for the Fourth Purchase Price (as defined below); (iii) Buyer shall pay to the Company, for the benefit of the Incentive Holders, the aggregate amount payable to the Incentive Holders at the Fourth Closing, calculated as set forth on Schedule 2.1(d) (the “Fourth Purchase Incentive Payment”); and (iv) subject to receipt of an acknowledgement, in a form reasonably satisfactory to the Buyer, from the Incentive Holders of the receipt of such payment and the extinguishment of all of the obligations of the Company under the Equity Plan, as soon as practicable after the Fourth Closing, the Company shall pay the Fourth Purchase Incentive Payment to the Incentive Holders.

(e)                                  It is understood and agreed that the Buyer may assign all or any portion of its rights and obligations with respect to the purchase of the Initial Purchase Interests, Second Purchase Interests, Third Purchase Interests or Fourth Purchase Interests to one or more Affiliates upon prior written notice to, and with the consent (which consent shall not be unreasonably withheld) of the Principal Sellers, and subject to the execution and delivery by such Person(s) of a joinder agreement to this Agreement in form and substance reasonably satisfactory to Principal Sellers (as defined below) and the Buyer.

Section 2.2             Purchase Price and Payments for the Interests.

(a)                                  The aggregate purchase price (the “Initial Purchase Price”) for all of the Sellers Interests set forth on Schedule 2.1(a) hereto shall be equal to $10,500,000, which shall be allocated among the Sellers in accordance with their respective Percentage Interests (as defined below).

(b)                                 The aggregate purchase price (the “Second Purchase Price”) for all of the Sellers Interests set forth on Schedule 2.1(b) hereto shall be an amount equal to the difference between (i) the product of (A) fifteen percent (15%) times (B) the Applicable Multiple times (C)

the Second Closing EBITDA (as defined below) (and in no event, less than zero) and (ii) the Second Purchase Incentive Payment, which difference shall be allocated among the Sellers in accordance with their respective Percentage Interests.

(c)                                  The aggregate purchase price (the “Third Purchase Price”) for all of the Sellers Interests as set forth on Schedule 2.1(c) hereto shall be an amount equal to the difference between (i) the product of (A) fifteen percent (15%) times (B) the Applicable Multiple times (C) the Third Closing EBITDA (as defined below) (and in no event, less than zero) and (ii) the Third Purchase Incentive Payment, which difference shall be allocated among the Sellers in accordance with their respective Percentage Interests.

(d)                                 The aggregate purchase price (the “Fourth Purchase Price”) for all of the Sellers Interests set forth on Schedule 2.1(d) hereto shall be an amount equal to the difference between (i) the product of (A) thirty percent (30%) times (B) the Applicable Multiple times (C) the Fourth Closing EBITDA (as defined below) (and in no event, less than zero) and (ii) the Fourth Purchase Incentive Payment, which difference shall be allocated among the Sellers in accordance with their respective Percentage Interests.

Section 2.3             Payments in Cash; Payments to the Sellers.  All cash payments made pursuant to this Article II shall be made in United States dollars, by wire transfer of immediately available U.S. funds in accordance with the written payment instructions furnished by the Company to the Buyer at least one (1) business day prior to the Initial Closing and each Subsequent Closing, if any.

Section 2.4             Withholding.  The Company shall be entitled to deduct and withhold from the amounts otherwise payable to any Incentive Holder pursuant to this Article II such amounts as the Company is required to deduct and withhold with respect to payment under any provision of federal, state or local income Tax law.

Section 2.5             Determination of EBITDA.

(a)                                  The 2009 EBITDA, the 2010 EBITDA, the 2011 EBITDA and, if applicable, the 2012 EBITDA shall be determined on or before the thirtieth (30th) day following the receipt by Buyer, of the final audited consolidated financial statements of the Company, for Fiscal 2009, Fiscal 2010, Fiscal 2011 and Fiscal 2012, as applicable, and in any event no later than March 31 of 2010, 2011, 2012 or 2013, as applicable; provided that if the 2009 EBITDA, 2010 EBITDA, 2011 EBITDA or 2012 EBITDA is disputed pursuant to this Section 2.5, such determination shall occur on such later date as the 2009 EBITDA, 2010 EBITDA, 2011 EBITDA or 2012 EBITDA, as applicable, shall have been finally determined hereunder (the date described in this sentence, the “Determination Date”).

(b)                                 No later than ten (10) business days following issuance of the audited financial statements of the Company for Fiscal 2009, Fiscal 2010, Fiscal 2011 and Fiscal 2012, as applicable, the Company shall deliver a copy thereof to the Buyer and the Sellers’ Representative, together with a certificate of the Chief Financial Officer of the Company, which certificate shall set forth the Company’s calculation of the 2009 EBITDA, 2010 EBITDA, 2011

EBITDA or 2012 EBITDA, as applicable.  Time is of the essence with respect to the delivery of such certificate.

(c)                                  If the Buyer or the Sellers’ Representative shall disagree with such determination of the 2009 EBITDA, 2010 EBITDA, 2011 EBITDA or 2012 EBITDA, as applicable, the disagreeing party shall notify the other party on or before the date which is thirty (30) days after the date on which the Company delivers to the Buyer and the Sellers’ Representative such statement of the Company’s 2009 EBITDA, 2010 EBITDA, 2011 EBITDA or 2012 EBITDA, as applicable.  Buyer and the Sellers’ Representative shall attempt in good faith to resolve any such disagreements.  If Buyer and the Sellers’ Representative are unable to resolve all such disagreements on or before the date which is fifteen (15) days after notification by the disagreeing party of any such disagreements, the Sellers’ Representative and Buyer shall retain a nationally or regionally recognized independent public accounting firm not engaged by either the Company, Buyer or Parent at such time upon whom the Sellers’ Representative and Buyer shall mutually agree (such accounting firm being referred to as the “Final Accounting Firm”), to resolve all such disagreements.  If Buyer and the Sellers’ Representative are unable to agree on the choice of an accounting firm, then Buyer and the Sellers’ Representative shall select a nationally or regionally recognized accounting firm by lot (after each submits a list of five names, excluding their respective regular outside accounting firms), which firm shall be the “Final Accounting Firm.”  The Final Accounting Firm shall adjudicate only those items still in dispute with respect to the calculation of the 2009 EBITDA, 2010 EBITDA, 2011 EBITDA or 2012 EBITDA, as applicable.  The determination by the Final Accounting Firm shall be binding and conclusive on both the Sellers and Buyer.

(d)                                 The Final Accounting Firm shall offer the Sellers’ Representative and Buyer the opportunity to provide written submissions regarding their positions on the disputed matters, which written submissions shall be provided to the Final Accounting Firm, if at all, no later than ten (10) days after the date of referral of the disputed matters to the Final Accounting Firm.  The Final Accounting Firm shall deliver a written report resolving only the disputed matters and setting forth the basis for such resolution within thirty (30) days after the date of referral of the disputed matters to the Final Accounting Firm.  The determination of the Final Accounting Firm with respect to the correctness of each matter in dispute shall be final and binding on the parties.  The fees, costs and expenses of the Final Accounting Firm shall be borne entirely by the Buyer, if all the disputed matters are resolved in favor of the Sellers and by the Sellers, if all the disputed matters are resolved in favor of the Buyer.  Otherwise, the fees, costs and expenses of the Final Accounting Firm shall be allocated between the Buyer, on the one hand, and the Sellers, on the other hand, based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party.  For example, if the Sellers’ Representative claims that the 2010 EBITDA is $1,000 greater than the amount determined by the Company, and the Buyer contests only $500 of the amount claimed by the Sellers’ Representative, and if the Final Accounting Firm ultimately resolves the dispute by awarding the Sellers’ Representative $300 of the $500 contested amount, then the costs and expenses of the Final Accounting will be allocated 60% (i.e., 300 ÷ 500) to the Buyer and 40% (i.e., 200 ÷ 500) to the Sellers.  The Final Accounting Firm shall conduct its determination activities in a manner wherein all materials submitted to it are held in confidence and shall not be disclosed to third parties.  The parties hereto agree that judgment may be entered upon the determination of the Final Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced.

(e)                                  The dispute resolution provisions of this Section 2.5 shall not apply to, and the scope of the Final Accounting Firm’s authority herein shall not extend to, any dispute of the Parties relating to the interpretation, breach or enforcement of any provisions of this Agreement.

ARTICLE III

CLOSINGS

Section 3.1             Initial Closing.  Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to the provisions of Section 11.2 hereof, and subject to the provisions of Articles VIII and IX, the closing (the “Initial Closing”) of the purchase and sale of the Initial Purchase Interests and the Preferred Interests shall take place at the offices of Finn Dixon & Herling LLP, 177 Broad Street, 15th Floor, Stamford, Connecticut 06901, on the second business day following the satisfaction or waiver, if applicable, of the conditions thereto set forth in Articles VIII and IX (or as soon as practicable thereafter following satisfaction or waiver of such conditions), or at such other place, time and date as the Buyer and the Sellers’ Representative may mutually agree.  Buyer shall advise the Sellers’ Representative of the satisfaction or waiver, if applicable, of the conditions to the purchase and sale of the Interests set forth in Article VIII as soon as practicable following such satisfaction or waiver.  The date of the Initial Closing is herein referred to as the “Initial Closing Date”.

Section 3.2             Subsequent Closings.  Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to the provisions of Section 11.2 hereof, and subject to the provisions of Article X, the Closing(s) of the purchase and sale of the Second Purchase Interests (the “Second Closing”), Third Purchase Interests (the “Third Closing”) and Fourth Purchase Interests (the “Fourth Closing”) (each a “Subsequent Closing” and collectively the “Subsequent Closings”) shall take place at the offices of Finn Dixon & Herling LLP, 177 Broad Street, 15th Floor, Stamford, Connecticut 06901, on the second business day following the satisfaction or waiver, if applicable, of the conditions thereto set forth in Article X (or as soon as practicable thereafter following satisfaction or waiver of such conditions), or at such other place, time and date as the Buyer and the Sellers’ Representative may mutually agree.  Buyer shall advise the Sellers’ Representative of the satisfaction or waiver, if applicable, of the conditions to the purchase and sale of the Interests set forth in Article X as soon as practicable following such satisfaction or waiver.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF THE COMPANY

The Company represents and warrants to the Buyer as hereinafter follows in this Article IV.  All of the representations and warranties contained in this Article IV (and those representations and warranties contained in Articles V and VI) are subject to the exceptions set forth with reasonable particularity in any schedule corresponding to that particular section of Article IV (or of Article V or Article VI, as the case may be); provided, however, that an exception so set forth in one schedule will also modify the representations set forth in another section of such article if either (i) said schedule expressly cross-references one or more applicable representations set forth in another section of such article to which such exception applies, or (ii) it is clear from the face of the exception that such exception also applies to one or more representations set forth in another section or sections of such article.  Schedule 4.0 identifies all of the schedules attached hereto pertaining to the representations and warranties contained in this Article IV.

Section 4.1             Organization and Qualification.

(a)                                  The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.  The Company has the requisite power and lawful authority to own, lease and operate its assets, properties and business and to carry on its business as it is now being conducted or contemplated to be conducted.  The Company is duly qualified as a foreign limited liability company to transact business, and is in good standing, in each jurisdiction where the character of its properties, owned or leased, or the nature of its activities makes such qualification necessary.  The Company does not own or lease real property in any jurisdiction other than the jurisdictions set forth on Schedule 4.1.

(b)                                 FVA Ventures is a corporation duly organized, validly existing and in good standing under the laws of the State of California.  FVA Ventures has the requisite power and lawful authority to own, lease and operate its assets, properties and business and to carry on its business as it is now being conducted or contemplated to be conducted.  FVA Ventures is duly qualified as a foreign corporation to transact business, and is in good standing, in each jurisdiction where the character of its properties, owned or leased, or the nature of its activities makes such qualification necessary.  FVA Ventures does not own or lease real property in any jurisdiction other than the jurisdictions set forth on Schedule 4.1.

(c)                                  PathConnect, LLC (“PathConnect”) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.  PathConnect has the requisite power and lawful authority to own, lease and operate its assets, properties and business and to carry on its business as it is now being conducted or contemplated to be conducted.  PathConnect is duly qualified as a foreign limited liability company to transact business, and is in good standing, in each jurisdiction where the character of its properties, owned or leased, or the nature of its activities makes such qualification necessary.  PathConnect does not own or lease real property in any jurisdiction other than the jurisdictions set forth on Schedule 4.1.

Section 4.2             Interests in Other Persons.  Except as set forth on Schedule 4.2, the Company does not, directly or indirectly, own or control or have any capital or other equity interest or participation in (or any interest convertible into or exchangeable or exercisable for, any capital or other equity interest or participation in), nor is it, directly or indirectly, subject to any obligation or requirement to provide funds to or invest in, any Person.

Section 4.3             Capitalization.  The Interests and (when issued) the Preferred Interests constitute all of the outstanding membership interests or other ownership or equity interests in the Company.  Except as set forth in Schedule 4.3 and except for this Agreement, there are no options, warrants, preemptive rights, purchase rights, subscription rights, conversion rights, stock appreciation, phantom stock or profit participation rights, convertible securities, calls, rights, voting trusts, proxies, or other commitments relating to any equity interests in the Company, to which the Company or any Seller is a party or by which any of them is bound and there exist none of the foregoing that were issued in violation of any federal or state securities laws or regulations or in violation of any preemptive or contractual rights of any Person or entity.  The Interests and the Preferred Interests, when sold to Buyer in accordance with the terms of this Agreement, will be duly authorized, with no personal liability attaching to the ownership thereof, except as provided under the Delaware Limited Liability Company Act, as amended, and shall not be subject to any preemptive rights, rights of first refusal or other similar rights of any other Person.

Section 4.4             Fundamental Documents; Other Records.  Copies of the Fundamental Documents (as such term is defined in Section 13.1) of the Company and each of its Subsidiaries, and all amendments to each, have been delivered to Buyer and such copies, as so amended, are true, complete and accurate.  Copies of the contents of the minute books (or other similar repositories for records of limited liability company proceedings) of the Company and each of its Subsidiaries have been delivered to Buyer and such materials contain true, complete and accurate records of all meetings and consents in lieu of meetings of the members, managers, and any committees thereof (or Persons performing similar functions) of the Company and each Subsidiary of the Company, since the date of formation of the Company and each Subsidiary, as applicable.  Copies of records pertaining to each issuance or transfer of membership interests in the Company have been delivered to Buyer and such copies are true, complete and accurate.

Section 4.5             Authorization; Absence of Conflicts.

(a)                                  The Company has the full legal right and authority to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Company’s Managers.  No other acts or other proceedings on the part of the Company are necessary to authorize this Agreement or the transactions contemplated hereby.  This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights in general, or by general principles of equity.

(b)                                 The execution and delivery of this Agreement and the Ancillary Agreements by the Company, the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not: (i) violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any Lien (as such term is defined in Section 13.1) upon any of the assets, properties or businesses of the Company under, any of the terms, conditions or provisions of (x) the Fundamental Documents of the Company or (y) any material contract or other agreement to which the Company or any of the assets, properties or businesses of the Company is subject; or (ii) violate any order, writ, injunction or material Law which is applicable to the Company or any of its assets, properties or businesses.

Section 4.6             Governmental Approvals.  Subject to compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and applicable federal and state securities laws, the execution and delivery of this Agreement and the Ancillary Agreements by the Company and the consummation of the transactions contemplated hereby and thereby by the Company and compliance by the Company with the provisions hereof and thereof do not require the Company to provide any notice to, filing or registration with, or permit, license, variance, waiver, exemption, franchise, order, consent, authorization or approval of, any Governmental Authority (as such term is defined in Section 13.1) (collectively, “Permits”).

Section 4.7             Financial Statements.

(a)                                  The following financial statements have been delivered to the Buyer:  (i) the audited, non-consolidated balance sheet of FVA Ventures for the fiscal years ended December 31, 2006 and December 31, 2007 and the related non-consolidated statements of income and cash flows for the periods then ended (the “Audited Financials”); (ii) the unaudited, non-consolidated balance sheet of FVA Ventures for the five month period ended May 31, 2008 (the “FVA Balance Sheet”): (iii) the unaudited, non-consolidated balance sheet of PathConnect for the fiscal year ended December 31, 2007 and the related unaudited, non consolidated statements of income and cash flows for the period then ended (the “Unaudited PathConnect Financials”); (iv) the unaudited non-consolidated balance sheet of PathConnect for the five-months ended May 31, 2008 (the “PathConnect Balance Sheet”); and (iv) the unaudited, non-consolidated balance sheet of the Company for the fiscal year ended December 31, 2007 and the related unaudited, non-consolidated income statement for the period then ended, and the unaudited, consolidated balance sheet of the Company for the fiscal year ended December 31, 2007 and the related unaudited, consolidated income statement for the period then ended (collectively, the “Unaudited Company Financials”).  The balance sheets that are included in the December 31, 2007 Audited Financials, the Unaudited PathConnect Financials and the Unaudited Company Financials are collectively referred to as the “Most Recent Balance Sheet”.  The FVA Balance Sheet and the PathConnect Balance Sheet are collectively referred to as the “Interim Balance Sheet”.  The “Most Recent Balance Sheet Date” is December 31, 2007 and the “Interim Balance Sheet Date” is May 31, 2008.

(b)                                 The Audited Financials have been prepared in accordance with GAAP and fairly present the financial position, results of operations and cash flows of FVA Ventures, on a non- consolidated basis, as of the dates and for the periods indicated.  The Unaudited PathConnect Financials and the Unaudited Company Financials have been prepared by management of the Company in accordance with GAAP (except for the absence of footnote disclosure and any year end audit adjustments) and fairly present the financial position, results of operations and cash flows of PathConnect and the Company, as applicable, on a non- consolidated basis, as of the dates and for the periods indicated.  The FVA Balance Sheet and the PathConnect Balance Sheet have been prepared by management of the Company.

(c)                                  Each of the Company and its Subsidiaries maintains a system of internal accounting controls sufficient, in the judgment of its managers, to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of consolidated financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  The Company has established disclosure controls and procedures and designed such disclosure controls and procedures to ensure that material information relating to the Company and its Subsidiaries is made known to the chief executive officer and chief financial officer of the Company by others within the Company.  Since the Most Recent Balance Sheet Date, there have been no significant changes in the internal controls of the Company and its Subsidiaries over financial reporting or, to the Knowledge of the Company, in other factors that would reasonably be expected to significantly affect the internal controls of the Company and its Subsidiaries over financial reporting.

Section 4.8             Tax Matters.

(a)                                  The total amounts set forth as charges, accruals and reserves for current Taxes (rather than any reserve for deferred Taxes established to reflect timing differences between book and tax income) on the Most Recent Balance Sheet and the Interim Balance Sheet (in each case on the face thereof and not in any notes thereto) are, and the total amounts accrued and fully disclosed on the books and records of the Company and its Subsidiaries for the period commencing on the day following the Interim Balance Sheet Date and ending on the Closing Date will be, sufficient for the payment of all Taxes, whether or not measured in whole or in part by net income, and whether disputed or not, which are hereafter found to be, or to have been, due with respect to the conduct of the business of the Company and its Subsidiaries up to and through the Most Recent Balance Sheet Date, the Interim Balance Sheet Date and the Closing Date, respectively.  The charges, accruals and reserves for the period from the Interim Balance Sheet Date to the Closing Date will be computed consistently with the charges, accruals and reserves on the Most Recent Balance Sheet and the Interim Balance Sheet, and all such charges, accruals and reserves during such period will reflect only activities in the ordinary course of business of the Company and its Subsidiaries.

(b)                                 All Tax Returns (as such term is defined in Section 13.1) required to be filed by the Company and its Subsidiaries were filed on a timely basis (after giving effect to any extensions of the time for filing) and were in all material respects true, complete and accurate.

(c)                                  The Company and each of its Subsidiaries has paid, within the time and in the manner prescribed by Law, all Taxes that are due and payable (whether or not shown on any Tax Returns), and to the extent such Taxes have not been paid such Taxes are not delinquent, nor has any of them requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed (within such extension of time).

(d)                                 Each of the Company and its Subsidiaries has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and has, within the time and in the manner prescribed by Law, withheld from employee wages and payments to independent contractors, members of the Company and its Subsidiaries or other third parties and paid over to the proper Governmental Authorities all amounts required to be so withheld and paid over under all applicable Laws.

(e)                                  Except as set forth in Schedule 4.8, no deficiency for any Taxes has been proposed, asserted or assessed against the Company and its Subsidiaries which has not been resolved and paid in full to the extent required by an such resolution.  None of the Tax Returns of the Company and its Subsidiaries is presently subject to an extension of the applicable statute of limitations which has been consented to or granted.

(f)                                    Except as set forth in Schedule 4.8 (which shall set forth the nature of the proceeding, the type of Tax Return, the deficiencies proposed or assessed and the amount thereof and the taxable year in question), none of the Company, its Subsidiaries and the Sellers has received notice that any federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Company Taxes or Tax Returns.

(g)                                 None of the Sellers is a “foreign person” within the meaning of United States Treasury regulations Section 1.1445-2(b)(2).

(h)                                 All material Tax elections with respect to the Company and its Subsidiaries and all positions with respect to the application of Tax treaties that, in either case, are not apparent from the face of the Company’s and its Subsidiaries’ Tax returns are described in Schedule 4.8.

(i)                                     Each of the Company and its Subsidiaries has provided or made available to the Buyer true, correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies filed, assessed against, or agreed to by the Company or any of its Subsidiaries.

(j)                                     Except as set forth in the Operating Agreement or, if applicable, the Revised Operating Agreement, none of the Company and its Subsidiaries is a party to any tax allocation, distribution, indemnification or sharing agreement or any agreement to pay or advance income Taxes attributable to its operations or to make distributions in respect thereof.  None of the Company and its Subsidiaries has any liability for the Taxes of any other Person (including any predecessor in interest to the Company, its Subsidiaries and their respective businesses), as a transferee or successor, by contract or otherwise.

(k)                                  Each of the Company and PathConnect has been taxable as a partnership for federal, state, local and foreign income Tax purposes at all times during its existence.  FVA Ventures has been taxable as a corporation for federal, state and local income tax purposes at all times during its existence.

Section 4.9             Compliance with Laws.  Except as set forth in Schedule 4.9:

(a)                                  Each of the Company and each of its Subsidiaries is in compliance, in all material respects, with, and has not violated in any material respect, any order, writ, injunction or Law of any Governmental Authority applicable to it or to its assets, properties, business or operations.  The conduct by each of the Company and each of its Subsidiaries of its business is in compliance, in all material respects, with, and has not violated in any material respect any applicable foreign, federal, state, county or local energy, public utility, occupational safety or health requirement or any other foreign, federal, state, county or local governmental, regulatory or administrative requirement (collectively, “Laws”).  Except as set forth on Schedule 4.9(a) (collectively, the “Material Permits”), no Permit is material to or necessary for the conduct of each of the Company’s and each of its Subsidiaries’ business.  Each of the Company and each of its Subsidiaries has each Material Permit and all of such Material Permits are in full force and effect.  No violations are recorded in respect of any Material Permit and no proceeding is pending, or to the Knowledge of the Company threatened, (i) to revoke or limit any Material Permit or (ii) alleging any failure to have all Material Permits required to operate the business of each of the Company and each of its Subsidiaries.  None of the transactions contemplated by this Agreement will terminate, violate or limit the effectiveness of any Material Permit or cause any Material Permit to not be renewed.

(b)           Neither the Company nor any of its Subsidiaries is in receipt of notice of, or subject to, or has any Knowledge concerning, any adverse inspection, finding of deficiency, finding of non-compliance, compelled or voluntary recall, investigation, penalty, fine, sanction, assessment, request for corrective or remedial action or other compliance or enforcement action by the Food and Drug Administration (the “FDA”), the Federal Trade Commission (the “FTC”) or by any other federal, state, local or foreign authority having or asserting responsibility for the regulation of the Products (collectively, “Other Authorities”), in each case relating to the Products (as defined below) or, to the Knowledge of the Company, to the facilities in which the Products are designed, manufactured, merchandised, serviced, distributed, sold, delivered or handled.

(c)           Each of the Company and each of its Subsidiaries and, to the Company’s Knowledge, each other Person involved in the manufacture, sale or distribution of any of the Products (collectively, “Other Parties”) have obtained all approvals, registrations and authorizations from, and have made all appropriate applications and other submissions to, and has prepared and maintained all records, studies and other documentation needed to satisfy and demonstrate compliance with the requirements of, all applicable requirements of the FDA, the FTC and Other Authorities necessary for operation of its past and present business activities relating to the Products in compliance, in all material respects, with applicable Law.

(d)           Neither the Company nor any of its Subsidiaries has made any false statement in, or omission from, the applications, approvals, reports or other submissions to the FDA, the FTC or the Other Authorities or in or from any other records and documentation prepared or maintained to comply with the requirements of the FDA, the FTC or Other Authorities relating to the Products.

(e)           To the Company’s Knowledge, no Other Party has made any false statement in, or omission from, any report, study, or other documentation prepared in conjunction with the applications, approvals, reports or records submitted to or prepared for the FDA, the FTC or Other Authorities relating to the Products.

(f)            Neither the Company nor any Subsidiary of the Company, nor, to the Company’s Knowledge, any Other Party has made or offered any payment, gratuity or other thing of value that is prohibited by any applicable Law to any personnel of the FDA, the FTC or

Other Authorities (or any Person directly or indirectly associated with or related to any such personnel) in connection with the approval or regulatory status of the Products or the facilities in which the Products are designed, manufactured, merchandised, serviced, distributed, sold, delivered or handled.

(g)           Each of the Company and each of its Subsidiaries and, to the Company’s Knowledge, each Other Party are in compliance, in all material respects, with all applicable regulations and requirements of the FDA, the FTC and Other Authorities relating to the Products, including any good manufacturing or handling practices, requirements for demonstrating and maintaining the safety and efficacy of the Products, export or import requirements, certificates of export, requirements for investigating customer complaints and inquiries, labeling requirements and protocols (including requirements for substantiation of marketing, advertising or labeling claims, requirements which prohibit “drug” claims or which require that the FDA receive notice of structure/function claims or pre-market notification of new dietary ingredients), labeling or registration requirements of any foreign jurisdiction into which the Products are shipped or sold, shipping requirements, monitoring requirements, packaging or repackaging requirements, laboratory controls, sterility requirements, inventory controls and storage and warehousing procedures.

(h)           All Products comply in all material respects with current FDA and FTC requirements and the requirements of Other Authorities and were handled by the Company or any of its Subsidiaries and, to the Company’s Knowledge, each Other Party, in conformity with current FDA requirements and the requirements of Other Authorities.

(i)            Neither the Company nor any of its Subsidiaries has received any notification, written or verbal, from the FDA, the FTC, FDA or FTC personnel or Other Authorities indicating that any Product is unsafe or ineffective for its intended use, or which questioned or requested the support or substantiation for any such claims.  Each of the Company and each of its Subsidiaries has not, and to the Company’s Knowledge no Other Party has, shipped or sold any Products into any jurisdictions without first having obtained all requisite approvals, registrations and permissions from the FDA, the FTC and Other Authorities.  Except as set forth on Schedule 4.9(i), each of the Company and each of its Subsidiaries has not, and to the Company’s Knowledge no Other Party has, made claims with respect to any Products which are “drug” claims or would cause such Products to be deemed misbranded.  There are no pending or outstanding: (1) warning letters or other regulatory letters or sanctions; (2) inspectional observations or establishment inspection reports; (3) field notifications or alerts; (4) import alerts, holds or detentions received by the Company or any of its Subsidiaries from the FDA or any Other Authority relating to the Products that assert ongoing material lack of compliance with any such Laws by the Company or any of its Subsidiaries or, to the Company’s Knowledge, any Other Party.

(j)            Each of the Company and each of its Subsidiaries has made available correct and complete copies, or summaries of, all: (1) adverse event reports; (2) material customer complaints; and (3) medical incident reports in each case solely to the extent relating to any of the Products for the previous three (3) years, which are in the possession or control of the Company or any of its Subsidiaries.

Section 4.10         Litigation.  There are no outstanding orders, writs or injunctions of any Governmental Authority against the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party or by which the Company or any Subsidiaries of the Company or the assets, properties or business of the Company or any of its Subsidiaries are bound.  Except as set forth on Schedule 4.10, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to any litigation or judicial, governmental, regulatory, administrative or arbitration suit, action, claim, proceeding or investigation or, to the Knowledge of the Company, threatened with any of the foregoing.  The Company has no Knowledge of any fact, event or circumstance that may give rise to any such suit, action, claim, proceeding or investigation.  The Company has no Knowledge of any dispute with any Person under any contract between the Company or any Subsidiary of the Company and such Person which, individually or in the aggregate, could have a Material Adverse Effect.

Section 4.11         Agreements.  Schedule 4.11 sets forth all of the following contracts and other agreements to which the Company or any of its Subsidiaries is a party or by or to which the assets, properties or business of the Company or any of its Subsidiaries are bound or subject:

(i)            contracts and other agreements with any current or former officer, director, manager, employee, investment banker, scientist, inventor, artist, consultant, agent, member or shareholder that are Material to the Business;

(ii)           contracts and other agreements with any labor union or association representing any employee;

(iii)          contracts and other agreements Material to the Business (as defined in Section 13.1) for the sale or provision (or for the purchase or acquisition) of materials, supplies, equipment, merchandise or services (or any contracts and other agreements involving the sale by the Company or any of its Subsidiaries of merchandise, whether or not Material to the Business, under which the payments thereto are inadequate to cover the cost of goods sold related thereto (excluding close-out or similar sales arrangements));

(iv)          each license, agreement, or other permission which any third party has granted to the Company or any of its Subsidiaries with respect to any Intellectual Property, excluding readily available “off the shelf,” “shrink wrapped” software;

(v)           distributorship, representative, broker, management, marketing, sales agency, printing or advertising contracts and other agreements Material to the Business.

(vi)          contracts and other agreements for the grant to any Person of any rights to purchase any of the assets, properties or businesses of the Company or any of its Subsidiaries;

(vii)         joint venture, partnership, and other similar contracts and other agreements;

(viii)        contracts and other agreements under which the Company or any of its Subsidiaries have guaranteed the obligations of any Person;

(ix)           contracts or other agreements relating to any indebtedness or deferred purchase obligation of the Company or any of its Subsidiaries;

(x)            contracts or other agreements with any Governmental Authority with respect to Taxes (including any transfer pricing agreements);

(xi)           contracts and other agreements under which the Company or any of its Subsidiaries agrees to indemnify any Person or to share Liability (as such term is defined in Section 4.19) with any Person;

(xii)          contracts and other agreements limiting the freedom of the Company or any of its Subsidiaries to engage in any line of business, compete with any Person or carry on its business in any geographic area;

(xiii)         contracts and other agreements relating to the acquisition by the Company or any of its Subsidiaries of any operating business or equity interest of any Person;

(xiv)        contracts and other agreements for the payment of fees or other consideration to any Seller, any officer, director or manager of any of the Company, any of the Subsidiaries of the Company, or any other entity in which any of the foregoing has an interest;

(xv)         leases of personal property which are Material to the Business; and

(xvi)        any other contract or other agreement, whether or not made in the ordinary course of business of the Company or any of its Subsidiaries, that is, or may reasonably be expected to have an effect, Material to the Business.

All of the contracts and other agreements set forth on Schedule 4.11 are in full force and effect, neither the Company nor any of its Subsidiaries has violated or breached, or received any written notice, or to the Knowledge of the Company, any oral notice, that it has violated or breached, any of the material terms or provisions thereof and, to the Knowledge of the Company, there exists no circumstance which, with the giving of notice, passage of time, or both, could give rise to any violation or breach thereof, and each of the Company and each of its Subsidiaries has paid in full or accrued (to the extent required by GAAP) all amounts due thereunder.  Except as set forth on Schedule 4.11, none of the contracts and other agreements listed on Schedule 4.11 provides for additional or accelerated payments or other consideration to be made on account of the transactions contemplated hereby and no notice to, filing or registration with, or permit, license, variance, waiver, exemption, franchise, order, consent, authorization or approval of, any Person is required as a consequence of the transactions contemplated hereby in order that the contracts and other agreements set forth on Schedule 4.11 continue in full force and effect (without breach by the Company or any of its Subsidiaries thereof, or giving any contractual party a right to terminate or modify such contract or other agreement) following the consummation of the transactions contemplated hereby.  Except as set forth on Schedule 4.11, all filings, registrations, permits, licenses, variances, waivers, exemptions, franchises, orders, consents, authorizations and approvals required as a consequence of the transactions contemplated hereby in order that the contracts and other agreements set forth on Schedule 4.11 continue in full force and effect (without breach by the Company or any of its Subsidiaries thereof, or giving any contractual party a right to terminate or modify such contract or other agreement) following the consummation of the transactions contemplated hereby have been made, effected or obtained and are in full force and effect.  Correct and complete copies of all of the contracts and other agreements referred to on Schedule 4.11 (or, where such contracts and other agreements are oral, true, complete and accurate summaries thereof) have previously been delivered to Buyer.

Section 4.12           Real Estate.  Schedule 4.12 sets forth a list of: (i) all leases, subleases or other contracts and other agreements under which the Company or any of its Subsidiaries is a lessee of any real property (collectively, the “Leased Real Property”); (ii) all options held by the Company or any of its Subsidiaries or contractual obligations on the part of the Company or any of its Subsidiaries to purchase or acquire any interest in real property (whether by purchase or lease); and (iii) all options granted by the Company or any of its Subsidiaries or contractual obligations on the part of the Company or any of its Subsidiaries to dispose of any interest in real property.  Neither the Company nor any of its Subsidiaries owns any real property.  Neither the Company nor any of its Subsidiaries is a lessor of any real property.  Except as set forth on Schedule 4.12, no consent or agreement of any other Person is required under the documents governing the Leased Real Property in connection with the transactions contemplated by this Agreement.  All leases, subleases and other contracts and other agreements under which the Company or any of its Subsidiaries is a lessee of any real property were negotiated at arms length (including those which are required to be disclosed pursuant to Section 4.28), are in full force and effect and binding upon the Company or its Subsidiaries, as applicable, in accordance with their respective terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights in general, or by general principles of equity, and neither the Company nor any of its Subsidiaries has received any notice of any default thereunder.  Such leases, subleases and other contracts and other agreements have not been modified or amended except as set forth on Schedule 4.12 and, except as specifically set forth on Schedule 4.12, are not subject to (i) any conditions or contingencies not set forth therein or (ii) any unexpired rental concessions or abatements.  No notice from any Governmental Authority has been served upon the Company or any Subsidiary of the Company claiming any material violation of any Law (including any code, rule, regulation, zoning or building ordinance or health or safety ordinance), or requiring or calling attention to the need for any material work, repairs, construction, alterations or installations on or in connection with such real property for which the Company is or would be responsible.  Each of the Company and each of its Subsidiaries has the right to use its properties for its operations.

Section 4.13           Accounts and Notes Receivable.  Except as set forth on Schedule 4.13, all accounts and notes receivable reflected on the Most Recent Balance Sheet or the Interim Balance Sheet and all accounts and notes receivable arising subsequent to the Most Recent Balance Sheet Date and on or prior to the Closing Date, have arisen or will arise in the ordinary course of business, represent legal, valid, binding and enforceable obligations to the Company and, subject only to consistently recorded reserves for bad debts established in a manner consistent with past practice, have been, or will be, collected or are, or will be, collectible in the aggregate recorded amounts thereof in accordance with their terms, and are not, and to the Knowledge of the Company, will not be, subject to any contests, claims, counterclaims or setoffs.  All items which are required by GAAP to be reflected as accounts and notes receivable on the Most Recent

Financials and the Interim Financials and on the books and records of the Company are so reflected.

Section 4.14           Inventories.  The inventories of the Company and each of its Subsidiaries consist of raw materials and supplies, manufactured and purchased parts, goods in process, and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is slow-moving, obsolete, damaged, or defective, subject only to the reserve for inventory writedown set forth on the face of the Most Recent Balance Sheet and the Interim Balance Sheet.  All slow-moving, obsolete, damaged, defective or excess items of inventories have been written down, written off or otherwise provided for in accordance with GAAP.  Such inventories are carried at amounts which reflect valuations at the lower of cost (determined on a moving average basis) or market, and have been determined in accordance with GAAP applied on a consistent basis.  Since the Most Recent Balance Sheet Date, the inventories of the Company and each of its Subsidiaries have been purchased or produced in the ordinary course of business consistent with past practice and the reasonably anticipated requirements of the Company and each of its Subsidiaries.

Section 4.15           Product Warranties; Returns.

(a)                                  Schedule 4.15 sets forth the forms of the product warranties of the Company and each of its Subsidiaries that are on the date of this Agreement being made for products being sold on such date.  To the Company’s Knowledge, there is no basis for product warranty claims which would result in costs materially in excess of the reserve for product warranty claims set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Initial Closing Date or the applicable Subsequent Closing Date, as applicable, in accordance with the past custom and practice of the Company or each of its Subsidiaries, as applicable.  No product manufactured, sold or distributed by the Company or any of its Subsidiaries is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale and those imposed by applicable Law.  Neither the Company nor any of its Subsidiaries has any material Liability arising out of any injury to Persons or property as a result of the ownership, use or possession of any products manufactured, sold or distributed by the Company or any of its Subsidiaries.  The products manufactured, sold or distributed by the Company and each of its Subsidiaries have been, in all material respects, in conformity with all applicable contractual commitments and all express warranties and, to the Knowledge of the Company, all implied warranties.

(b)                                 Schedule 4.15 describes the Company’s return policy.  Neither the Company nor any of its Subsidiaries has recalled any products.  Neither the Company nor any of its Subsidiaries has any contract or other agreement with any customer that, upon return of any product, the customer will be entitled to a credit for any amount other than the invoice price of the product so returned.  The Most Recent Financials and the Interim Financials reflect reserves which are adequate, in accordance with GAAP, for all returns.

Section 4.16           Tangible Property.  Schedule 4.16 sets forth all interests owned or claimed, as of December 31, 2007, by each of the Company and each of its Subsidiaries (including options) in or to Tangible Property (as defined below) which are Material to the Business, but which are not reflected on the Most Recent Balance Sheet or the Interim Balance

Sheet and have not been sold or disposed of in the ordinary course of business since the Most Recent Balance Sheet Date.  All contracts and other agreements Material to the Business pursuant to which the Company or any of its Subsidiaries may hold or use any interest owned or claimed by the Company or any of its Subsidiaries (including options) in or to the Tangible Property are in full force and effect and, with respect to the performance of the Company or any of its Subsidiaries, there is no default or event of default (or event which, with notice or lapse of time or both, would constitute a default) which default, individually or in the aggregate, would have a Material Adverse Effect.  The Tangible Property of the Company and each of its Subsidiaries that is Material to the Business is in good operating condition and repair (subject to normal wear and tear).  For purposes hereof, “Tangible Property” means equipment, furniture, leasehold improvements, fixtures, vehicles, structures, any related capitalized items and other tangible property and which is treated by the Company or any of its Subsidiaries as depreciable or amortizable property.

Section 4.17           Intellectual Property.

(a)                                  Schedule 4.17 identifies (i) all Intellectual Property used in connection with the business of the Company or any of its Subsidiaries, (ii) each license, agreement or other permission which the Company or any of its Subsidiaries has granted to any third party with respect to any Intellectual Property used in connection with its business, and (iii) excluding readily available “off the shelf,” “shrink wrapped” software, each item of Intellectual Property that any third party owns and that the Company or any of its Subsidiaries uses in connection with its business pursuant to license, sublicense, agreement or permission (the items referred to in clauses (ii) and (iii) are collectively referred to as “Licensed Intellectual Property”).

(b)                                 Except as set forth on Schedule 4.17(b):

(i)            To the Knowledge of the Company, each of the Company and each of its Subsidiaries has not interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of third parties or committed any acts of unfair competition, and neither the Company nor any of its Subsidiaries has received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation, conflict or act of unfair competition;

(ii)           each of the Company and each of its Subsidiaries owns, has the right to use, sell, license and dispose of, and has the right to bring actions for the infringement of, and, where necessary, has made timely and proper application for, all Intellectual Property (other than the Licensed Intellectual Property) necessary or required for the conduct of the Company’s business and each of its Subsidiaries’ businesses and, to the Knowledge of the Company, such rights to use, sell, license, dispose of and bring actions are exclusive with respect to such Intellectual Property;

(iii)          there are no royalties, honoraria, fees or other payments payable by the Company or any of its Subsidiaries to any Person by reason of the ownership, use, license, sale or disposition of the Intellectual Property;

(iv)          no activity, service or procedure conducted by the Company or any of its Subsidiaries violates any agreement governing the use of any Company Intellectual Property;

(v)           each of the Company and each of its Subsidiaries has taken reasonable and practicable steps (including entering into confidentiality and nondisclosure agreements with all of its officers, managers, directors, employees and consultants with access to or knowledge of the Intellectual Property) designed to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all Intellectual Property;

(vi)          neither the Company nor any of its Subsidiaries has sent to any third party in the past three years or otherwise communicated to another Person any charge, complaint, claim, demand or notice asserting infringement or misappropriation of, or other conflict with, any of its Intellectual Property rights by such other Person or any acts of unfair competition by such other Person, nor, to the Knowledge of the Company, is any such infringement, misappropriation, conflict or act of unfair competition occurring or threatened; and

(vii)         to the Knowledge of the Company, the consummation of the transactions contemplated hereby will not adversely impact any of the Intellectual Property utilized in the business of the Company or any of its Subsidiaries.

Section 4.18           Title; Liens.  Each of the Company and each of its Subsidiaries owns (or will own) outright and has (or will have) good and marketable title to all of its assets, properties and businesses, including all of the assets, properties and businesses reflected on the Most Recent Balance Sheet and the Interim Balance Sheet, in each case, free and clear of any Lien, except with respect to: (i) immaterial assets, properties and businesses; (ii) assets, properties and businesses disposed of, or subject to purchase or sales orders, in the ordinary course of business since the Most Recent Balance Sheet Date; (iii) Liens securing Taxes, assessments, governmental, regulatory or administrative charges or levies, or the claims of materialmen, carriers, landlords and like Persons, which are not yet due and payable (the items in clauses (i), (ii) and (iii) being referred to, collectively, as “Permitted Liens”); and (iv) Liens disclosed on Schedule 4.18.  Each of the Company and each of its Subsidiaries enjoys peaceful and undisturbed possession of all of the assets, properties or businesses owned or leased by it, including the Leased Real Property, and used in connection with its business and, to the Knowledge of the Company, such leased properties are not subject to any Liens which in any material respect interfere with or impair the present and continued use thereof in the usual and normal conduct of the business of the Company or any of its Subsidiaries.  Each of the Company and each of its Subsidiaries owns or otherwise has the right to use all of the properties now used by it in the operation of its business.

Section 4.19           Liabilities; Indebtedness.

(a)                                  As at the Most Recent Balance Sheet Date and the Interim Balance Sheet Date, and except for Liabilities not, individually or in the aggregate, Material to the Business, each of the Company and each of its Subsidiaries did not have any direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, subordinated or unsubordinated, matured or unmatured, accrued, absolute, contingent or otherwise, including liabilities on account of Taxes, other governmental, regulatory or administrative charges or lawsuits brought, whether or not of a kind required by GAAP to be set forth on a financial statement (collectively, “Liabilities”), that were not fully and adequately reflected or reserved against on the Most Recent Balance Sheet and the Interim Balance Sheet other than (i) those incurred since the Most Recent Balance Sheet Date in the ordinary course of business; (ii) those not, individually or in the aggregate, Material to the Business; (iii) those that were reflected on the face of the Interim Balance Sheet; and (iv) those that would not be required to be presented on a balance sheet in accordance with GAAP.

(b)                                 Schedule 4.19(b) identifies all indebtedness of the Company and each of its Subsidiaries as of the date hereof.  For purposes of this Agreement, the term “indebtedness” shall include, for any Person, (i) indebtedness created, issued or incurred for borrowed money (whether by loan or the issuance and sale of debt securities or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such Person), (ii) obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable arising, and accrued expenses incurred, in the ordinary course of business, (iii) indebtedness of another Person secured by a lien on the property of such Person, (iv) payment obligations of such Person in respect of letters of credit, banker’s acceptances or similar instruments issued or accepted by banks and other financial institutions for the account of such Person, (v) capital lease obligations of such Person, and (vi) indebtedness of another Person guaranteed by such Person.  For purposes of this Agreement, furthermore, the term “indebtedness” (as defined above) includes (vii) any indebtedness of the Company or any of its Subsidiaries to any of the Sellers (excluding any salaries, bonuses and commissions that are earned by Sellers prior to the Closing under existing employment arrangements between the Company, its Subsidiaries and any of the Sellers who are currently employed on a full-time basis by the Company or any of its Subsidiaries); (viii) any indebtedness to any family member of any Seller or any entity in any way related to or affiliated with any Seller; and (ix) any indebtedness of the Company or any of its Subsidiaries not incurred in the ordinary course of business.

Section 4.20           Labor Agreements.  No collective bargaining agreement exists between the employees (or any subset of such employees) of the Company or any of its Subsidiaries (or a union representing any of such employees), on the one hand, and the Company or any of its Subsidiaries, on the other hand, and, to the Knowledge of the Company, no union has attempted to organize or represent the labor force of the Company or any of its Subsidiaries in the 24 months immediately prior to the date hereof.  During such 24-month period there have been no lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to the labor force of the Company or any of its Subsidiaries.

Section 4.21           Discrimination and Occupational Safety.  No Person (including, but not limited to, any Governmental Authority) has made any claim, nor is there a reasonable basis for any suit, action, claim, proceeding or investigation, against the Company or any of its Subsidiaries arising out of any Law relating to discrimination in employment or employment practices or occupational safety and health standards (including The Fair Labor Standards Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Rehabilitation Act of 1973, as amended, the Age Discrimination in Employment Act of 1967, as amended, or the Americans with Disabilities Act of 1990, the Family and Medical Leave Act, the Equal Pay Act, the National Labor Relations Act or comparable state Laws) which, if upheld or decided adversely to the Company or any of its Subsidiaries, could have a Material Adverse Effect.

Section 4.22           Environmental Protection.

(a)                                  Except as set forth on Schedule 4.22:

(i)            Each of the Company and each of its Subsidiaries has complied in all material respects with all applicable Environmental Laws.  Each of the Company and each of its Subsidiaries has prepared and filed with the appropriate Governmental Authorities all reports, notifications, and filings required pursuant to any applicable Environmental Laws for the operation of the Company and the operation or occupation of the Leased Real Property including any such as are required as a result of the transactions contemplated hereby.  Since January 1, 2007, neither the Company nor any of its Subsidiaries has received any notice or other information regarding any actual or alleged violation of, any actual or potential Liability under, or any corrective or remedial obligation under, any Environmental Law and to the Knowledge of the Company, no basis for any such notice exists.  Neither the Company nor any of its Subsidiaries has been notified that it is potentially responsible or liable, or received any requests for information or other correspondence concerning any site or facility, under the applicable Environmental Laws.  Neither the Company nor any of its Subsidiaries has entered into or received any consent, decree, compliance order, or administrative order pursuant to all applicable Environmental Laws.

(ii)           Each of the Company and each of its Subsidiaries holds all Environmental Permits necessary to conduct its operations including any such as are required as a result of the transactions contemplated hereby.  Schedule 4.22 contains a true, complete and accurate list of all such Environmental Permits and, where applicable, their expiration dates.  The Company does not have any reason to believe that any such Environmental Permits (A) will not be renewed, or (B) will be renewed under terms that are reasonably likely to have a Material Adverse Effect.

(iii)          Neither the Company nor any of its Subsidiaries has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any substance including without limitation any Materials of Environmental Concern, or operated any property or facility (and no such property or facility, including the Leased Real Property, is contaminated by any such substance) in a manner that has given rise to Liability pursuant to any applicable Environmental Laws, including any Liability for response costs, corrective action costs, personal injury, property damage, natural resources damage or attorney fees, or any investigative, corrective or remedial obligations.

(b)                                 There are no reports, studies, assessments, audits, and other similar documents in the possession or control of the Company or any of its Subsidiaries or the Sellers that address any issues of actual or potential noncompliance with or actual or potential liability under, any Environmental Laws that may affect the Company or any of its Subsidiaries.  Copies of all such reports have been provided or made available to Buyer prior to the signing hereof.

(c)                                  None of the matters set forth on Schedule 4.22, or any aggregation thereof, could reasonably be expected to result in a Material Adverse Effect.

Section 4.23           Employee Benefit Plans.  Schedule 4.23 and Schedule 4.11 lists all employee benefit plans maintained by the Company and its Subsidiaries or to which any of the Company and its Subsidiaries is obligated (or at any time within the last six years, has been obligated) to contribute or with respect to which any of the Company and its Subsidiaries has any Liability, including each single employer, multiemployer and multiple employer pension, profit-sharing, equity (e.g., membership or other limited liability company interest) bonus, money purchase, retirement, welfare benefit, savings, insurance, vacation pay, severance pay, equity purchase, equity option, phantom equity, incentive or deferred compensation and bonus plan or arrangement, and any other employee benefit plan covering any of the Company’s or its Subsidiaries’ employees, consultants, agents and ex-employees, or any of their respective dependents and beneficiaries (collectively, the “Employee Benefit Plans”).  None of the Employee Benefit Plans that are not qualified plans under Section 401(a) of the Code and exempt from income taxation under Section 501(a) of the Code provides or promises benefits to ex-employees (including retirees) of the Company or its Subsidiaries or their dependents or beneficiaries, except as set forth on Schedule 4.23 and as otherwise specifically required under Section 4980B of the Code or other similar laws with respect to continuation of coverage.  All Employee Benefit Plans have been operated in all material respects in accordance with their terms.  All Employee Benefit Plans that are subject to the terms of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Code, or other statutes, laws, ordinances, codes, rules and regulations comply in form and operation in all material respects with ERISA, the Code, and such other statutes, laws, ordinances, codes, rules and regulations, as applicable.  In the case of each Employee Benefit Plan which is intended to be a qualified plan under Section 401(a) of the Code and exempt from income taxation under Section 501(a) of the Code, a determination has been received from the appropriate District Director of Internal Revenue Service that such plan is qualified under Section 401(a) of the Code and the trust created thereunder is exempt from federal taxation under Section 501(a) of the Code, and no facts or circumstances exist that could adversely affect the qualified status of any such plan or the tax exemption of any such trust.  No such Employee Benefit Plan has incurred any accumulated funding deficiency (within the meaning of ERISA or the Code) and each of the Company and its Subsidiaries has no Liability or potential Liability on account of an accumulated funding deficiency with respect to any Employee Benefit Plan.  There has been no transaction involving any Employee Benefit Plan which is a “prohibited transaction” under ERISA or the Code in connection with which the Company or its Subsidiaries would be subject to Liability under ERISA or any Tax Liability imposed by the Code, or which would subject any such Employee Benefit Plan or the Company or its Subsidiaries to a penalty under ERISA, the Code or any other statute, law, ordinance, code, rule or regulation.  There has been no complete or partial termination of any Employee Benefit Plan.  None of the Employee Benefit Plans listed on Schedule 4.23 or Schedule 4.11 provides for additional or accelerated payments or other consideration to be made on account of the transactions contemplated hereby.

No suit, action, claim (other than claims by employees for benefits in the ordinary course of business under a medical insurance plan or claims for vacation pay in the ordinary course of business), proceeding, investigation or arbitration has been made or instituted or, to the

Knowledge of the Company, threatened, with respect to any such Employee Benefit Plan or any assets thereof.

All contributions or payments required to be made to such Employee Benefit Plans by their terms, the terms of any relevant collective bargaining agreement(s) or any other applicable Law, before or after the Closing Date, with respect to all periods or events occurring prior to the Closing Date (including all insurance premiums) have been properly paid or accrued (to the extent required under GAAP, ERISA or the Code) on the books of account of the Company and its Subsidiaries prior to the Closing Date (including a pro rata share with respect to any period including the Closing Date based on the ratio of the number of days in such period to the total number of days in the fiscal year of the applicable Employee Benefit Plan).  The Liabilities for all benefits provided pursuant to the Employee Benefit Plans set forth on Schedule 4.23 or Schedule 4.11 have been truly and accurately provided for on the books of account of the Company.

True, complete and accurate copies of the documents setting forth the terms of each Employee Benefit Plan listed on Schedule 4.23 or Schedule 4.11, including plans, agreements, amendments, trusts and all related contracts and other agreements (including corporate resolutions and minutes relating to any Employee Benefit Plan) and, where applicable, copies of each Employee Benefit Plan’s: (i) most recent summary plan descriptions and modifications thereto; (ii) notices distributed to employees, consultants, agents, dependents and other beneficiaries with regard to any Employee Benefit Plan and any continuation of coverage required under law; (iii) most recent favorable Internal Revenue Service determination letters; (iv) three most recent annual reports (IRS Forms 5500), including audited financial statements (if any) and all schedules thereto; and (v) five most recent actuarial reports, have heretofore been delivered to Buyer.  There are no oral modifications to any of such Employee Benefit Plans.

With respect to each Employee Benefit Plan which is an employee pension benefit plan (as defined in Section 3(2) of ERISA) and that is subject to Title IV of ERISA, (i) the market value of assets under such plan equals or exceeds the present value of all vested and nonvested liabilities thereunder (determined in accordance with then-current funding assumptions) and (ii) such plan has not been completely or partially terminated during the past six years.  None of the Employee Benefit Plans is a multiemployer plan (as defined in Section 3(37)) of ERISA.

For purposes of this Section 4.23, “Company” includes the Company and any trade or business (whether or not incorporated) that is a member of the same “controlled group” of corporations as, or is treated as being under “common control” with, within the meaning of Sections 414(b), (c), (m) and (o) of the Code and the Treasury Regulations promulgated thereunder, the Company.  Except as set forth in Schedule 4.23, the Company is not a member of any such “controlled group.”

With respect to any nonqualified deferred compensation plan of the Company or its Subsidiaries that is subject to Section 409A of the Code, neither the Company nor any of its Subsidiaries has any obligation to any person to cause any such plan to comply with Section 409A of the Code or to provide any “gross-up” or similar payment to any person in the event any such plan fails to comply with Section 409A of the Code.

No benefit or amount payable or which may become payable by the Company and its Subsidiaries pursuant to any Employee Benefit Plan, agreement or contract with any employee shall constitute an “excess parachute payment” within the meaning of Section 280G of the Code, which is or may be subject to the imposition of an excise tax under Section 4999 of the Code or which would not be deductible by reason of Section 280G of the Code.

Section 4.24           Employees; Compensation.  Schedule 4.24 lists each of the directors, officers, managers and executive level employees, as the case may be, of the Company and each of its Subsidiaries.  Except as set forth on Schedule 4.24, none of the persons set forth on Schedule 4.24 has notified any of the Company or any of the Sellers in writing (including email) that he intends to resign or retire as a result of the transactions contemplated hereby.  Schedule 4.24 contains a schedule of all employees, consultants and representatives of the Company and each of its Subsidiaries who, individually, during the twelve-month period ended December 31 of the most recently completed calendar year, received, or, during the twelve-month period ending December 31 of the current calendar year, will receive, direct remuneration from the Company or any of its Subsidiaries (in the aggregate) in excess of $100,000, together with the current aggregate base salary, hourly rate (including any bonus), consulting fee or commission based compensation for each such Person.  All salaries, bonuses, commissions, incentive payments and other compensation required to be made to any employee or consultant of the Company or any of its Subsidiaries pursuant to the terms of any Employee Benefit Plan, contract, agreement or other arrangement, or pursuant to applicable Law, before or after the Initial Closing Date, with respect to all periods or events occurring prior to the Initial Closing Date have been, or will be, properly paid or accrued (to the extent required under GAAP, ERISA or the Code) on the books of account of the Company or any of its Subsidiaries prior to the Initial Closing Date.  Each of the Company and each of its Subsidiaries has not (i) taken any action which, alone or in conjunction with actions taken by the Sellers or Buyer prior to the Initial Closing Date, would constitute a “plant closing” or “mass layoff” within the meaning of the Worker Adjustment and Retraining Notification Act (“WARN”) or which would require the giving of notice or the payment of severance or other similar benefits under any applicable Law; or (ii) issued any notification of a plant closing or mass layoff required by WARN or by any such applicable Law.  Each of the Company and each of its Subsidiaries has complied in all material respects with all applicable laws relating to employment, including those relating to wages, hours, collective bargaining, immigration, occupational health and safety, workers’ hazardous materials, employment standards, pay equity, tax withholding and workers’ compensation.  Each of the Company and each of its Subsidiaries has at all times in the last three years properly classified each of their respective employees as employees, each of their respective “leased employees” (within the meaning of Section 414(n) of the Code) as leased employees, and each of their independent contractors as independent contractors, as applicable.

Section 4.25           Foreign Corrupt Practices Act.  Neither the Company, nor any Subsidiary of the Company, nor any officer, manager, director, nor to the Knowledge of the Company, any employee, consultant, member or agent thereof acting on its behalf has made, directly or indirectly, any payment or promise to pay, or gift or promise to give or authorized such a promise or gift, of any money or anything of value, directly or indirectly, to:  (a) any foreign official (as such term is defined in the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)) for the purpose of influencing any official act or decision of such official or inducing him to use his influence to affect any act or decision of a foreign government, or any agency or subdivision thereof; or (b) any foreign political party or official thereof or candidate for foreign political office for the purpose of influencing any official act or decision of such party, official or candidate or inducing such party, official or candidate to use his or its influence to affect any act or decision of a foreign government or agency or subdivision thereof, in the case of both (a) and (b) above in order to assist the Company or any Subsidiary of the Company to obtain or retain business for or direct business to the Company or any Subsidiary of the Company and under circumstances which would subject the Company or any Subsidiary of the Company to liability under the FCPA, if the Company or any such Subsidiary of the Company had been subject to the provisions thereof.

Section 4.26           Insurance.  Schedule 4.26 sets forth all policies or binders of fire, liability, workmen’s compensation, vehicular or other insurance held by or on behalf of the Company or any of its Subsidiaries (specifying the insurer, the policy number or covering note number with respect to binders and there are no pending claims thereunder), and all self-insurance arrangements.  Such policies and binders are in full force and effect and insure against risks and liabilities customary for the business in which the Company or any of its Subsidiaries is engaged.  Each of the Company and each of its Subsidiaries is not in default, in any material respect, with respect to any provision contained in any such policy or binder nor has failed to give any notice or present any material claim under any such policy or binder in due and timely fashion.  There are no outstanding unpaid claims under any such policy or binder.  Neither the Company nor any of its Subsidiaries has received a notice of cancellation or nonrenewal of any such policy or binder.  Neither the Company, nor any of its Subsidiaries, nor any of the Sellers  has any knowledge of any inaccuracy in any application for such policies or binders, any failure to pay premiums when due or any similar state of facts which might form the basis for termination of any such insurance.

Section 4.27           Operations of the Company.  Except as specifically set forth elsewhere herein or in the Schedules or Exhibits hereto, since the Most Recent Balance Sheet Date through the date hereof, the Company has operated its businesses in the ordinary course of business.  Without limiting the foregoing, each of the Company and each of its Subsidiaries has not, except with the consent of the Buyer or a representative of the Buyer who was then serving as a member of the Management Board of the Company:

(i)           amended any of its Fundamental Documents or merged with or into or consolidated with any other Person, subdivided or in any way reclassified any of its membership interests or other ownership interests or agreed to change in any manner the rights of its outstanding membership interests or other ownership interests or the character of its business;

(ii)          issued, sold, purchased or redeemed, or entered into any contracts or other agreements to issue, sell, purchase or redeem, any membership interests or other ownership interests, or any options, warrants, convertible or exchangeable securities, subscriptions, rights (including preemptive rights), stock appreciation rights, calls or commitments of any character whatsoever relating to its membership interests or other ownership interests including, without limitation, any such purchase under Section 7.5 of each of the Operating Agreement and the Revised Operating Agreement;

(iii)          made any change in the actuarial methods or assumptions used in funding any defined benefit pension plan, or made any change in the assumptions or factors used in determining benefit equivalencies thereunder;

(iv)          declared, set aside, paid or made any distributions of any kind to its members, or made any direct or indirect redemption, retirement, purchase or other acquisition of any membership interests or other ownership interests;

(v)           made any change in its accounting methods, principles or practices or made any change in depreciation or amortization policies or rates adopted by it, except insofar as may have been required by a change in generally accepted accounting principles;

(vi)          made any loan or advance to any of its officers, directors, managers, employees, consultants, members, agents or other representatives (other than travel advances made in the ordinary course of business in a manner consistent with past practice) or made any other loan or advance;

(vii)         taken any action that required the written approval of a VSH Manager Designee (as defined in the Revised Operating Agreement) under Section 2.8 of the Revised Operating Agreement or which would have required the written approval of a representative of the Buyer who was serving as a member of the Management Board of the Company under Section 2.8 of the Revised Operating Agreement if the Revised Operating Agreement had been in effect since the date hereof; or

(viii)        committed to do any of the foregoing.

Section 4.28         Potential Conflicts of Interest.  Except as set forth on Schedule 4.28, none of the Sellers, any officer, manager or director of the Company or any of its Subsidiaries, or any Affiliate or member of the immediate family of any of the foregoing:

(i)            owns, directly or indirectly, any interest in (with the exception of not more than five percent (5%) stock holdings held solely for investment purposes in securities of any Person which are listed on any national securities exchange or regularly traded in the over-the-counter market) or is an owner, sole proprietor, shareholder, member, partner, director, manager, officer, employee, consultant or agent of any Person which is a competitor, lessor, lessee or customer of the Company or any of its Subsidiaries;

(ii)           owns, directly or indirectly, in whole or in part, any real property (including any Leased Real Property), Tangible Property or Intellectual Property which the Company or any of its Subsidiaries is using or the use of which is necessary for the business of the Company or any of its Subsidiaries; or

(iii)          has any cause of action or other suit, action or claim whatsoever against, or owes any amount to, the Company or any of its Subsidiaries, except with respect to such Persons who are employees of the Company or any of its Subsidiaries, for claims in the ordinary course of business, such as for accrued vacation pay, accrued benefits under Employee Benefit Plans and similar matters.

As used in this Section 4.28, a person’s immediate family shall mean such person’s spouse and children residing in the same household as such person.

Section 4.29           Banks, Brokers and Proxies.  Schedule 4.29 hereto sets forth:  (i) the name of each bank, trust company and securities or other broker with which the Company or any of its Subsidiaries maintains relations; (ii) the name of each Person authorized by the Company or any of its Subsidiaries to effect transactions therewith or to have access to any safe deposit box or vault; and (iii) all proxies, powers of attorney or other like instruments to act on behalf of  the Company or any of its Subsidiaries in matters concerning its business or affairs.

Section 4.30           No Broker.  None of the Company and its Subsidiaries has or will have any Liability to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Buyer or the Company could become liable or obligated.

Section 4.31           Full Disclosure.  All documents and other papers, taken as a whole, delivered by or on behalf of the Sellers in connection with this Agreement and the transactions contemplated hereby are true, complete, accurate and authentic.  The information furnished by or on behalf of the Sellers, taken as a whole, to Buyer in connection with this Agreement and the transactions contemplated hereby does not contain any untrue statement of a material fact and does not omit to state a material fact required to be stated therein or necessary to make the statements made, in the context in which made, not false or misleading.  To the knowledge of the Sellers, there is no fact which the Sellers have not disclosed to Buyer in writing which has an adverse effect, or so far as any of the Sellers can now foresee will have an adverse effect, on the ability of any of the Sellers to perform this Agreement or which is Material to the Business.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF EACH SELLER

Each Seller, severally and not jointly, represents and warrants to Buyer as follows:

Section 5.1             Title to Interests.  Such Seller is the record and beneficial owner of the Interest (designated by percentage interest in relation to all Interests) set forth opposite such Seller’s name on Exhibit A, free and clear of any Lien, and has full power and authority to convey such Interest, free and clear of any Lien.

Section 5.2             Authority Relative to this Agreement.  Such Seller has the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform fully such Seller’s obligations hereunder and thereunder.  All action on his or its part necessary for such execution, delivery and performance has been duly taken.  Each of this Agreement and the Ancillary Agreements to which such Seller is a party has been duly executed and delivered by such Seller and constitutes the legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms, except as limited by: (i) applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws affecting the enforcement of creditor’s rights generally from time to time in effect; and (ii) the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at law or in equity).

Section 5.3             Absence of Conflicts.  Except as specifically contemplated elsewhere herein, the execution and delivery of this Agreement and the Ancillary Agreements to which such Seller is a party and the consummation of the transactions contemplated hereby and thereby and the performance by such Seller of this Agreement and the Ancillary Agreements to which it is a party in accordance with their respective terms and conditions will not: (i) require any Permit, or any notice to, filing or registration with, or permit, license, variance, waiver, exemption, franchise, order, consent, authorization or approval of, any other Person; (ii) violate, conflict with or result in a breach of any provision of or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any Lien on the Interests held by such Seller or upon the assets, properties or businesses of such Seller under any of the terms, conditions or provisions of (x) the Fundamental Documents of such Seller, to the extent such Seller is not a natural person or (y) any contract or other agreement to which such Seller is a party or by or to which such Seller or the Interests of such Seller are bound or subject; or (iii) violate any order, writ, injunction or Law of any Governmental Authority which is applicable to such Seller or to the Interests held by such Seller.

Section 5.4             Governmental Approvals.  Subject to compliance with the HSR Act, and applicable federal and state securities laws, the execution and delivery by such Seller of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof require no notice to, filing or registration with, or permit, license, variance, waiver, exemption, franchise, order, consent, authorization or approval of, any Governmental Authority.

Section 5.5             Litigation.  Such Seller is not a party to, or, to such Seller’s Knowledge, threatened with any litigation or judicial, governmental, regulatory, administrative or arbitration suit, action, claim, proceeding or investigation, which could have an adverse effect on the transactions contemplated hereby or a Material Adverse Effect.

Section 5.6             No Broker.  Such Seller has no, and will have no, Liability to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Buyer or the Company could become liable or obligated.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Sellers as follows:

Section 6.1             Organization.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite corporate power and lawful authority to own, lease and operate its assets, properties and business and to carry on its business as it is now being conducted.

Section 6.2             Authority Relative to this Agreement.  Buyer has the requisite corporate power and authority to enter into, execute and deliver this Agreement and the Ancillary Agreements to which it is a party, and to perform fully its obligations hereunder and thereunder.  The execution and delivery of this Agreement and the Ancillary Agreements to which it is a party, and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Buyer and by the independent members of the Board of Directors of Parent, and, except as set forth herein, no other corporate proceedings on the part of Buyer or Parent are necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby.  This Agreement has been duly executed and delivered by Buyer and constitutes, and, upon execution and delivery of the Ancillary Agreements to which it is a party, each of such Ancillary Agreements will constitute, the valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, except as limited by: (i) applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditor’s rights generally from time to time in effect; and (ii) the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at law or in equity).

Section 6.3             Absence of Conflicts.  The execution and delivery of this Agreement and the Ancillary Agreements, the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof, will not: (i) violate, conflict with or result in a breach of any provision of or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a creation of any Lien upon any of the assets, properties or businesses of Buyer under, any of the terms, conditions or provisions of (x) the Fundamental Documents of Buyer or (y) any contract or other agreement to which Buyer or any of its assets, properties or businesses is subject; or (ii) violate any order, writ or  injunction of any Governmental Authority which is applicable to Buyer or any of its assets, properties or businesses.

Section 6.4             No Broker.   Buyer has not and will not have any Liability to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Sellers are or could become liable or obligated.

Section 6.5             Purchase for Investment.  Buyer acknowledges that none of  the Interests have been registered under the Securities Act of 1933, as amended (the “Securities Act”) or under any state securities laws.  Buyer is not an “underwriter” (as such term is defined under the Securities Act), and is acquiring the Interests and Preferred Interests solely for investment with no present intention to distribute any of the Interests or Preferred Interests to any Person, and Buyer will not sell or otherwise dispose of any of the Interests or Preferred Interests, except in compliance with the registration requirements or exemption provisions under the Securities Act and the rules and regulations promulgated thereunder, and any other applicable securities laws.

Section 6.6             Governmental Approvals.  Subject to compliance with the HSR Act, and applicable federal and state securities laws, the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof require no Permits other than such Permits, if any, as may be required to be obtained by Buyer, Parent, the Company or the Sellers as a result of a change in control of the Company or otherwise in connection with the transactions contemplated hereby.

Section 6.7             Full Disclosure.  All documents and other papers, taken as a whole, delivered by or on behalf of the Buyer in connection with this Agreement and the transactions contemplated hereby are true, complete, and accurate.  The information furnished by or on behalf of the Buyer, taken as a whole, to Sellers in connection with this Agreement and the transactions contemplated hereby does not contain any untrue statement of a material fact and does not omit to state a material fact required to be stated therein or necessary to make the statements made, in the context in which made, not false or misleading.  To the knowledge of the Buyer, there is no fact which the Buyer has not disclosed to Sellers in writing which has an adverse effect, or so far as the Buyer can now reasonably foresee will have an adverse effect, on the ability of the Buyer to perform this Agreement.

ARTICLE VII

COVENANTS AND AGREEMENTS

Section 7.1             Pre-Closing Conduct of Business of the Company.  During the period from the date of this Agreement to the Initial Closing Date and to each Subsequent Closing Date, as applicable, the Company agrees to conduct, and Sellers agree to cause the Company to conduct, its operations and business in the ordinary course of business.  Notwithstanding the immediately preceding sentence, pending the Initial Closing Date, and each Subsequent Closing Date, as applicable, and except as may be first approved by Buyer or as is otherwise permitted or required by this Agreement, the Company agrees not to, and the Sellers agree to cause the Company not to, take any of the actions listed in Section 4.27.

Section 7.2             Payment of Intercompany Debts.  Except as set forth on Schedule 7.2, at or prior to the Initial Closing, each Seller shall pay, and shall cause any Affiliate of such Seller to pay, to the Company any amounts owed to the Company or any of its Affiliates by any such Person.  Within one week of the date of this Agreement, the Company shall pay any amounts owed by the Company to any of the Principal Sellers (as defined below).

Section 7.3             Review of the Company.  Buyer and its accountants, counsel and other representatives may, prior to the Initial Closing Date or the Subsequent Closing Dates as the case may be, review and inspect the properties, books and records of the Company to familiarize itself with such properties and the business of the Company; provided, however, that such review shall not affect the representations and warranties made by the Sellers hereunder.  The Sellers shall cause the Company to permit Buyer and its accountants, counsel and other representatives to have free and full access to the properties, assets and premises and to the books and records of thereof upon prior notice and during normal business hours and cause the officers of the Company to furnish Buyer with such financial and operating data and other information with respect to the business and properties of the Company as Buyer shall from time to time reasonably request.  The Sellers shall cause the Company, and its officers and directors, to assist Buyer in making inquiry of the major suppliers of the Company.  Without limiting the foregoing, such review shall include, in Buyer’s discretion, the taking of an inventory and inspection of facilities at which Products are manufactured or from which Products are distributed.

Section 7.4             Best Efforts.  Each of the parties agrees to use its commercially reasonable best efforts to take, or cause to be taken, all action to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to ensure that the conditions to the other parties obligations hereunder are satisfied, insofar as such matters are within the control of such party, in the most expeditious manner practicable, including, but not limited to, (a) compliance with the HSR Act in all respects, (b) the obtaining of all necessary waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings (including, but not limited to, filings with Governmental Authorities, if any), and the taking of all reasonable steps as may be necessary to obtain any approval or waiver from, or to avoid any action or proceeding by, any Governmental Authority, (c) the obtaining of all necessary consents, approvals or waivers from third parties, (d) the execution of such contracts and other agreements and documents and other papers as may reasonably be required and desired to carry out the provisions hereof and the transactions contemplated hereby, and (e) the defending of any lawsuits or any other legal proceedings whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby including seeking to have any temporary restraining order entered by any court or administrative authority vacated or reversed; provided that the parties agree that this provision will not impose upon any party any obligation to incur unreasonable expenses or obligations under the circumstances or to take any actions which may have a material adverse effect upon such party in order to fulfill any conditions contained in any of such Sections.

Section 7.5             Advice of Changes.  The Sellers’ Representative shall give prompt written notice to Buyer of: (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty of (A) the Sellers contained in this Agreement, if made on or as of the date of such event or as of the Initial Closing Date or as of each Subsequent Closing Date, as applicable, or (B) the Company contained in this Agreement, if made on or as of the date of such event or as of the Initial Closing Date or as of each Subsequent Closing Date, as applicable, to be untrue or inaccurate, except for changes permitted by this Agreement and except to the extent that any representation and warranty is made as of a specified date, in which case, such representation and warranty shall be true, complete and accurate as of such date; (ii) any failure of any Seller, the Company or any officer, director, manager, employee, consultant or agent thereof, to comply with or satisfy, or act in a consistent manner with, any covenant, condition or agreement to be complied with or satisfied by it or them under this Agreement; (iii) any event of which they have knowledge which will result, or in the opinion of such party, has a reasonable prospect of resulting, in the failure to satisfy any of the conditions specified in Articles VIII or IX; (iv) any notice of, or other communication relating to, a default (or event which, with notice or lapse of time or both, would constitute a default), received by the Company subsequent to the date hereof and prior to the Initial Closing Date, or prior to each Subsequent Closing Date, as applicable, under any contract or other agreement Material to the Business; (v) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby; (vi) any notice or other communication from any Governmental Authority in connection with the transactions contemplated hereby; (vii) any adverse change Material to the Business, or the occurrence of any event which, so far as reasonably can be foreseen at the time of its occurrence, would result in an adverse change Material to the Business; or (viii) any matter hereafter arising which, if existing, occurring or known at the date hereof, would have been required to be disclosed to Buyer; provided, however, that no such notification shall affect the representations or warranties of the Sellers or the conditions to the obligations of Buyer hereunder.  Buyer shall give prompt written notice to the Sellers of the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty of Buyer contained in this Agreement, if made on or as of the date of such event or as of the Initial Closing Date, or as of each Subsequent Closing Date, as applicable, to be untrue or inaccurate, except for changes permitted by this Agreement and except to the extent that any representation and warranty is made as of a specified date, in which case, such representation and warranty shall be true, complete and accurate as of such date; provided, however, that no such notification shall affect the representations and warranties of Buyer or the conditions to the obligations of the Sellers hereunder.

Section 7.6             Restrictions on the Company and the Sellers.  In order to induce Buyer to execute this Agreement, each of the Company and the Sellers agrees that he or it shall not, directly or indirectly, and he or it shall not permit his or its employees, agents or representatives to, directly or indirectly, solicit, encourage or participate in discussions in connection with, or supply information relating to, the sale of Interests then held by him or it, or the sale of any portion of any of the Company’ assets (excluding only sales of assets of the Company in the ordinary course of business), whether by purchase, gift, merger, recapitalization or otherwise, to any other Person or entity during the period commencing upon the date hereof and ending on the termination of this Agreement pursuant to Section 11.2.  Notwithstanding the foregoing, the Company and the Sellers may communicate with and supply information regarding the transactions contemplated by this Agreement with the following Persons: (A) the participants in the Equity Plan or other potential equity holders of the Company, (B) employees and suppliers of the Company and its Subsidiaries, (C) any other Person approved by the Board of Managers of the Company, provided that, in each case, such communication or information shall not, without the consent of the Buyer, contain information which is inconsistent with, or goes beyond, the information concerning the transactions contemplated by this Agreement that has been reported by the Parent in filings made by Parent with the Securities and Exchange Commission.  Each of the Company and the Sellers agrees to notify Buyer promptly if any Person makes any inquiry, proposal or contact (including any such inquiry, proposal or contract made to him or it or directed to any of the Company, or any director, officer, manager or agent or representative thereof) with respect to any of the foregoing, and will provide details of the terms of any such inquiry, proposal or contact.  The parties hereto recognize that irreparable damage will result in the event that the provisions of this Section are not specifically enforced.  If any dispute arises concerning this Section 7.6, the parties hereto agree that an injunction may be issued restraining the consummation of any action prohibited by this Section 7.6 pending a determination of such controversy and that no bond or other security shall be required in connection therewith.  In any dispute arising with respect to this Section 7.6, without limiting in any way any other rights or remedies to which Buyer or any of its Affiliates may be entitled, each of the Sellers agrees that the provisions of this Section 7.6 shall be enforceable by a decree of specific performance.

Section 7.7             Confidentiality.  Buyer and Parent, on the one hand, and the Company and the Sellers, on the other hand, shall maintain in confidence, and will cause their respective directors, officers, managers, employees, agents, and advisors to maintain in confidence, the terms and conditions of this Agreement, any of the agreements contemplated hereby, or any of the transactions contemplated hereby, or any written, oral, or other information obtained in confidence from another party in connection with this Agreement or the transactions contemplated hereby, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated hereby, (c) such information (i) is communicated or otherwise supplied to (A) the participants in the Equity Plan or other potential equity holders of the Company, (B) employees and suppliers of the Company and its Subsidiaries, (C) any other Person approved by the Board of Managers of the Company and (ii) does not, without the consent of the Buyer, contain information which is inconsistent with, or goes beyond, the information concerning the terms and conditions of this Agreement, any of the agreements contemplated hereby, or any of the transactions contemplated by this Agreement that has been reported by the Parent in filings made by Parent with the Securities and Exchange Commission; or (d) the furnishing or use of such information is permitted by Section 12.3 or required by or necessary or appropriate in connection with legal proceedings; provided, however, that nothing contained herein shall prohibit the disclosure by Buyer, Parent or any affiliate of Buyer or Parent of any such information in connection with any sale of assets of or equity interests in Buyer, Parent or any affiliate of Buyer or Parent or in connection with the review of Buyer, Parent or any affiliate of Buyer or Parent by any potential lender or investor or any similar party undertaking a review of Buyer, Parent or any affiliate of Buyer or Parent.  Notwithstanding the foregoing, the Company and the Sellers may communicate with or supply information regarding the transactions contemplated by this Agreement with the following Persons:  (A) the participants in the Equity Plan or other potential equity holders of the Company, and (B) employees of the Company and its Subsidiaries who have a need to know in the course of their jobs.

Section 7.8             Cooperation and Exchange of Information.  The Sellers, the Company and Buyer shall provide each other with such cooperation and information as any of them reasonably may request of the other in filing any Tax Return, amended return or claim for refund, determining any Liability for Taxes or a right to refund of Taxes, or in conducting any audit or other proceeding in respect of Taxes.  Such cooperation and information shall include, without limitation, providing copies of all relevant Tax Returns or portions thereof, together with accompanying schedules and related work papers, documents relating to rulings or other determinations by taxing authorities and records concerning the ownership and tax basis of property that any party may possess.  Each party shall make its employees available on a mutually convenient basis to provide explanation of any documents or information provided hereunder.  Each party will retain all returns, schedules and work papers and all material records or other documents relating to Tax matters of the Company for periods ending on or before the Initial Closing Date, or each Subsequent Closing Date, as applicable, until the expiration of the statute of limitations of the taxable years to which such returns and other documents related (and, to the extent notified by the other party in writing, any extensions thereof).  Any information obtained under this Section 7.8 shall be kept confidential, except as may be otherwise necessary in connection with the filing of returns or claims for refund or in conducting an audit or other proceeding.

Section 7.9             Further Assurances.  In addition to the actions, contracts and other agreements and documents and other papers specifically required to be taken or delivered pursuant to this Agreement, each of the parties hereto shall execute such contracts and other agreements and documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.

Section 7.10           Quality Controls.

The Company shall comply with the Quality Control Plan dated August 1, 2008, a copy of which has been delivered to the Buyer (the “Quality Control Plan”), in accordance with its terms.

Section 7.11           Accounting Software.  Within six (6) months of the date of this Agreement, the Company shall obtain and utilize accounting software acceptable to the Buyer that provides the internal control and procedures necessary to comply with the rules and regulations applicable to public companies.

Section 7.12           Accounting Manager.  Within six (6) months of the date of this Agreement, the Company shall hire an accounting manager who is acceptable to Buyer.

Section 7.13           Financial Reports.  The Company shall implement month end financial reporting procedures acceptable to the Buyer which will include strict month end cutoff procedures (and five-business day reporting submission timeline) applied for the quarter ended September 30, 2008 and December 31, 2008 and every month thereafter.

Section 7.14           SAS 70 Compliance.  Within six (6) months of the date of this Agreement, the Company shall retain an office services software provider acceptable to Buyer that is compliant with Statement on Auditing Standards (SAS) No. 70.

Section 7.15           Auditors.  No later than October 31, 2008, the Company shall have engaged independent auditors acceptable to the Parent.

Section 7.16           Notification of Certain Matters; Updating Disclosure Schedules and Exhibits.

(a)                                  From and after the date of this Agreement until the consummation of the Fourth Closing, the Company or the Sellers’ Representative, as applicable shall give prompt notice to Buyer of (i) the occurrence, or failure to occur, of any event that has caused any representation or warranty of the Company or any of the Sellers, as applicable, contained in this Agreement to be untrue or inaccurate in any material respect and (ii) the failure of the Company or any of the Sellers to comply with or satisfy in any material respect any covenant to be complied with by it hereunder.  Except as set forth in Section 12.6, no such notification shall affect the representation or warranties of the parties or the conditions to their respective obligations hereunder.

(b)                                 The Company and the Sellers, as applicable, shall have the right to disclose additional matters on the disclosure schedules to this Agreement from time to time after the date hereof and prior to the Fourth Closing to reflect any additional matters that come into existence, occur or become known after the date hereof in order to make the representations and warranties true and correct at the Initial Closing and each Subsequent Closing, as applicable.  Except as set forth in Section 12.6, the delivery of any supplements to the disclosure schedules pursuant to this Section 7.16 shall not diminish Buyer’s right to terminate this Agreement pursuant to Section 11.2 or to seek indemnification pursuant to Article XII in respect of any breaches of the representations and warranties of the Company and the Sellers.

(c)                                  Prior to the Initial Closing, or any Subsequent Closing, the Sellers’ Representative shall update, if necessary, Exhibit A.

Section 7.17           Parent Service Agreements.  From and after the Initial Closing, Parent will, upon the request of the Company, permit the Company and its Subsidiaries to become party to, or otherwise take advantage of, certain supplier agreements Parent or its Affiliates have or may have in place on substantially the same terms (including allocation of costs), and subject to substantially the same conditions, as Parent and its Affiliates generally permit the Subsidiaries of Parent to become party to, or otherwise take advantage of, such supplier agreements; provided, however, that Parent and its Affiliates shall not be obligated to incur any additional costs in order to permit the Company and its Subsidiaries to become party to, or otherwise take advantage of, such supplier agreements unless such costs will be reimbursed by the Company or its Subsidiaries, and provided, further, that, for all purposes of this Agreement, Parent shall not be deemed to have breached its obligations hereunder, notwithstanding the failure of Parent or its Affiliates to permit Company and its Subsidiaries to become party to, or otherwise take advantage of, such supplier agreements, unless such failure occurred by reason of Parent’s bad faith.  For purposes of this Section 7.17, supplier agreements will include, but not be limited to, arrangements relating to global procurement for paper, print, postage, packaging, domestic outbound shipping, inbound freight, international logistics, hardware, software, telecom and datacom, payment processing, insurance and benefits provider programs.

Section 7.18           Parent Corporate Services.  From and after the Initial Closing, Parent will, at the request of the Company, make available to the Company and its Subsidiaries reasonable assistance from Parent’s and its Affiliates’ internal legal counsel, Innovation, Research and Development Group, IT management group, and professionals in its operations finance groups, on substantially the same terms (including allocation of costs), and subject to substantially the same conditions, as Parent and its Affiliates generally make such assistance available to Subsidiaries of Parent; provided, however, that Parent and its Affiliates shall not be obligated to incur any additional costs in order to make available such assistance to the Company and its Subsidiaries, unless such costs will be reimbursed by the Company or its Subsidiaries, and provided, further, that, for all purposes of this Agreement, Parent shall not be deemed to have breached its obligations hereunder, notwithstanding the failure of Parent or its Affiliates to make such assistance available to the Company and its Subsidiaries, unless such failure occurred by reason of Parent’s bad faith.

Section 7.19           Parent Infrastructure; Other Services.

(a)                                  From and after the Initial Closing, if the Company indicates its desire to do so, Parent (or an Affiliate of Parent) and the Company will enter into a mutually acceptable lease agreement whereby the Company and/or its Subsidiaries will utilize unoccupied space in Parent’s (or its Affiliates) offices, warehouses and distribution centers throughout the world at reasonable rental rates; provided, however, that Parent and its Affiliates shall not be obligated to incur any additional costs in order to permit the Company and its Subsidiaries to use such space, unless such costs will be reimbursed by the Company or its Subsidiaries (either directly or through lease payments), and provided, further, that, for all purposes of this Agreement, Parent shall not be deemed to have breached its obligations hereunder, notwithstanding the failure of

Parent or its Affiliates to permit Company and its Subsidiaries to utilize such unoccupied space, unless such failure occurred by reason of Parent’s bad faith.

(b)                                 From and after the Initial Closing, Parent will, upon the request of the Company, permit the Company and its Subsidiaries to use any services (in addition to those described in Section 7.17 and Section 7.18) that are generally made available by Parent or its Affiliates for use by the Subsidiaries of Parent on substantially the same terms (including allocation of costs), and subject to substantially the same conditions, as Parent and its Affiliates generally make such services available to Subsidiaries of Parent; provided, however, that Parent and its Affiliates shall not be obligated to incur any additional costs in order to permit the Company and its Subsidiaries to use such services, unless such costs will be reimbursed by the Company or its Subsidiaries, and provided, further, that, for all purposes of this Agreement, Parent shall not be deemed to have breached its obligations hereunder, notwithstanding the failure of Parent or its Affiliates to permit Company and its Subsidiaries to use any such services, unless such failure occurred by reason of Parent’s bad faith.

Section 7.20           Equity Grants.  From and after the Initial Closing, the Sellers may, at their discretion, and with the prior written consent, not to be unreasonably withheld, of Buyer transfer some or all of their equity or interests convertible into equity (or the right to receive payment upon the consummation of any Subsequent Closings) to new employees, distributors or similar Persons; provided, that such persons sign a joinder agreement to this Agreement in form and substance satisfactory to Buyer.  Any such transfer(s) will not affect the aggregate consideration paid by, or ownership interest of the Company purchased by, Buyer at the Initial Closing or any Subsequent Closings.  The Company will update the applicable disclosure schedules to this Agreement and Schedules 2.1(a), 2.1(b), 2.1(c), and/or 2.1(d) to reflect any such equity grants and the corresponding changes in the Percentage Interests of the Sellers relating to such transfers.

Section 7.21           Payment of Incentive Payments.  As soon as practicable after the Second Closing, the Third Closing and the Fourth Closing, as the case may be, the Company shall pay the Second Purchase Incentive Payment, the Third Purchase Incentive Payment and the Fourth Purchase Incentive Payment, as applicable, to the Incentive Holders.  If and to the extent that the EBITDA that is used for purposes of determining the Third Purchase Price is reduced by reason of the payment of the Second Purchase Incentive Payment to the Incentive Holders, such EBITDA shall be increased by the amount of such reduction.  Similarly, if and to the extent that the EBITDA that is used for purposes of determining the Fourth Third Purchase Payment is reduced by reason of the payment of the Third Purchase Incentive Payment to the Incentive Holders, such EBITDA shall be increased by the amount of such reduction.

Section 7.22           754 Election.  The Company shall make an election described in Section 754 of the Code (a “754 Election”) for the taxable year of the Company in which the Initial Closing occurs, and shall make a 754 Election for each taxable year of the Company in which a Subsequent Closing shall occur, provided, however that if such election shall result in Sellers incurring Tax liabilities in excess of the Tax liabilities that Sellers would have incurred in the absence of such election, Buyer shall pay to Sellers an amount equal to the sum of (A) such excess Tax liability and (B) any additional Tax liabilities arising as a result of such payment and any other amount paid pursuant to this Section 7.22, so that each of the Sellers receives an amount equal to the amount such Seller would have received had Taxes not been imposed on such excess Tax liability or any amount paid pursuant to Section 7.22.

Section 7.23           Taxes.  From and after the Initial Closing:

(a)                                  The Company and each of its Subsidiaries shall file all Tax Returns required by them to be filed, on a timely basis.  Such Tax Returns shall be true, complete and accurate in all material respects.

(b)                                 The Company and each of its Subsidiaries shall pay, within the time and manner prescribed by Law, all Taxes that are due and payable (whether or not shown on any Tax Return), except for Taxes being contested in good faith by appropriate proceedings and for which there are adequate reserves on the books.

(c)                                  None of the Company and its Subsidiaries shall change its entity classification for federal, state, local and foreign income Tax purposes without the consent of the Buyer.

ARTICLE VIII
CONDITIONS PRECEDENT TO THE OBLIGATION OF
BUYER TO EFFECT THE PURCHASE OF INTERESTS
AT THE INITIAL CLOSING

The obligation of Buyer to consummate the transactions contemplated hereby at the Initial Closing is subject to the fulfillment on or prior to the Initial Closing Date of the following conditions, any one or more of which, at Buyer’s option, may be waived by it in its sole discretion:

Section 8.1             Representations and Covenants.  The representations and warranties of the Company and the Sellers contained in this Agreement (as such representations and warranties would read as if all references therein to materiality, Material to the Business and Material Adverse Effect (and like qualifiers) were deleted therefrom), other than the representations and warranties in Section 4.7, shall be true, complete and accurate, in all material respects, on and as of the Initial Closing Date, and the representations and warranties of the Company contained in Section 4.7 shall be true, complete and accurate on and as of the Initial Closing Date.  The Company and the Sellers shall have performed and complied with, in all material respects, all covenants and agreements required by this Agreement to be performed or complied with by them on or prior to the Initial Closing Date.  The Company shall have delivered to Buyer a certificate, dated the Initial Closing Date and signed by the Chief Executive Officer of the Company to the foregoing effect and stating that all conditions to Buyer’s obligations hereunder have been satisfied.

Section 8.2             Operating Agreement of the Company.  The Third Amended and Restated Operating Agreement of the Company in the form attached hereto as Exhibit B (the “Revised Operating Agreement”), shall have been duly executed by the Company and the Sellers, and the Company and the Sellers shall not be in breach of any of the covenants or provisions set forth in the Revised Operating Agreement.

Section 8.3             Opinion of Counsel to the Company.  Counsel to the Company shall have delivered an opinion to the Buyer and Parent, dated the date of the Initial Closing, in the form set forth on Exhibit C.

Section 8.4             Loan from Parent.  There shall not have occurred and be continuing a default, an event of default or an event which, with the giving of notice, lapse of time, or both, would constitute a default or an event of default under the Loan Agreement.

Section 8.5             Good Standing Certificates.  The Sellers shall have delivered to Buyer:  (i) copies of the articles of organization, including all amendments thereto, of the Company, certified by the secretary of state or other appropriate official of the State of Delaware; (ii) certificates from such official to the effect that the Company is in good standing and subsisting in Delaware; (iii) certificates from such officials in each state in which the Company is qualified to do business to the effect, in the aggregate, that the Company is in good standing in the jurisdictions in which it has qualified to do business; and (iv) certificates as to the Tax status of the Company from the appropriate officials in each jurisdiction in which the Company is organized or has qualified to do business, in each case, dated as of a date not more than thirty (30) days prior to the Initial Closing Date.

Section 8.6             Governmental Permits and Approvals.  Any and all Permits necessary for the consummation of the transactions contemplated hereby or required in order to consummate the transactions contemplated hereby or in order for the Company to carry on its business as currently conducted or to maintain in effect any Permits, pursuant to which the Company carries on its business as currently conducted shall have been obtained, and the continued conduct by the Company of its business in substantially the same manner as currently conducted and the consummation of the transactions contemplated hereby shall not violate or conflict with any order, writ, injunction or Law binding upon or applicable to Buyer, the Company or the Sellers.  None of the Permits shall contain any terms, limitations or conditions which restrict Buyer’s rights as a direct or indirect owner of the Company, or which would prevent Buyer, its Subsidiaries or Affiliates, or the Company from conducting their respective businesses in substantially the same manner as conducted or as contemplated to be conducted on the date hereof.  Any applicable waiting periods, including under the HSR Act, (and any extensions thereof) applicable to the transactions contemplated hereby shall have expired or been terminated.

Section 8.7             Legislation.  No legislation shall have been proposed or enacted, and no Law shall have been adopted, revised or interpreted, by any Governmental Authority, which would require, upon or as a condition to the consummation of the transactions contemplated hereby, the divestiture or cessation of the conduct of any business presently conducted by any of the Company, on the one hand, or by Buyer or any of its Subsidiaries or Affiliates, on the other hand, or which, in the reasonable judgment of Buyer, may, individually or in the aggregate, have a material adverse effect on it, any of its Subsidiaries or Affiliates, or on the Company in the event that the transactions contemplated hereby are consummated.

Section 8.8             Legal Proceedings.  No suit, action, claim, proceeding or investigation shall have been instituted or threatened by or before any court or any Governmental Authority seeking to restrain, prohibit or invalidate the consummation of the transactions contemplated hereby or to seek damages in connection with such transactions or which might affect the right of Buyer to own, directly or indirectly, any membership or other ownership interest in the Company, or to operate or control, after the Initial Closing, any such interest or the assets, properties and businesses of the Company, or which has or may have, in the reasonable judgment of Buyer, a Material Adverse Effect.

Section 8.9             Third Party Consents.  All material consents, waivers, licenses, variances, exemptions, franchises, permits, approvals and authorizations from parties to any contracts and other agreements (including any amendments and modifications thereto) with the Company which may be required in connection with the performance by the Sellers of their obligations under this Agreement or the Ancillary Agreements or to assure such contracts and other agreements continue in full force and effect after the consummation of the transactions contemplated hereby (without any breach by the Company and without giving any contracting party the right to terminate or modify any such contract or other agreement) shall have been obtained.

Section 8.10           No Material Adverse Change.  Since the Most Recent Balance Sheet Date, there shall have been no change, event, occurrence or development of a state of circumstances or facts, which, individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect.

Section 8.11           Instruments of Transfer.  Each of the Sellers shall have tendered to Buyer certificates representing the entire Interest owned by such Seller, duly endorsed in blank or with duly executed power to transfer attached, in proper form for transfer and with appropriate transfer stamps, if any, affixed, and executed and delivered a receipt acknowledging payment in full of his or its share of the Initial Closing Payment.  In the event that the Interests are not evidenced by certificates, each of the Sellers shall have delivered to Buyer such instrument of sale, transfer, conveyance and assignment as Buyer and its counsel may reasonably request.

Section 8.12           Resignations of Directors.  Buyer shall have received the resignations, effective as of the Initial Closing, of each of those directors of the Company set forth on Schedule 8.12.

Section 8.13           Non-Competition/Employment.  Ryan Blair, Blake Mallen and Nick Sarnicola shall have executed a Non-Competition Agreement (collectively, the “Non-Competition Agreements”) and an Employment Agreement (collectively, the “Employment Agreements”) substantially in the forms of Exhibit D and Exhibit E, respectively.

Section 8.14           Documents Relating to the Satisfaction of FVA Ventures Debt.  Buyer shall have received from the holders of all indebtedness of the Company and/or FVA Ventures listed on Schedule 4.19(b), such documentation (satisfactory to Buyer, in its reasonable discretion), including pay off letters and instructions (which, in each case, shall include specification of the aggregate amount required to be paid in order to repay in full all borrowings, including all accrued but unpaid interest, prepayment penalties, breakage fees and other incidental fees or costs (such penalties, fees and costs being collectively referred to herein as “Pay-Off Expenses”), the per diem amount to be added in the event that the Initial Closing Date occurs on a date subsequent to that referenced therein, customary undertakings to release all liens upon payment and, to the extent the applicable loan documents contain provisions regarding a change of control or similar events which would be triggered by the consummation of the transactions contemplated hereby, the waiver of such provisions), actual releases documents, UCC-3 termination statements, and the originals of the promissory notes evidencing such indebtedness, and there shall otherwise be in place among Buyer, the holders of such indebtedness and FVA Ventures, such arrangements (satisfactory to Buyer, in its reasonable discretion), in order to permit Buyer to satisfy, or cause to be satisfied, in full, all of such indebtedness, and to obtain terminations and releases of all pledges and security interests held or granted in respect thereof, in each case concurrently with the Initial Closing.

Section 8.15           FIRPTA Certificates.  Each of the Sellers shall have provided to Buyer a FIRPTA certificate in form and substance reasonably satisfactory to Buyer and dated as of the Initial Closing Date and each Subsequent Closing Date, as applicable, to the effect that such Seller is not a foreign person for purposes of Code Section 1445.

Section 8.16           Approval of Counsel to Buyer.  All actions and proceedings hereunder and all documents and other papers required to be delivered by the Sellers hereunder or in connection with the consummation of the transactions contemplated hereby, and all other related matters, shall have been approved by Finn Dixon & Herling LLP, counsel to Buyer, as to their form and substance, such approval not to be unreasonably withheld.

Section 8.17           FDA/FTC Recall.  There shall be no FDA or FTC recall or pending or threatened FDA or FTC recall of any of the Products.

Section 8.18           Quality Control Plan.  The Company shall be in compliance with the Quality Control Plan in accordance with its terms and to the satisfaction of the Buyer.

Section 8.19           Waiver of Sellers’ Right Under the Operating Agreement.  Each of the Sellers shall have waived in writing, in a form satisfactory to the Buyer, any and all preemptive rights, rights of first refusal, and similar rights granted to the Sellers under the Operating Agreement with respect to the sales under this Agreement.

Section 8.20           Disposition Agreement.  The Company shall have performed its obligations under the Disposition Agreement (the “Disposition Agreement”), dated as of August 4, 2008, between the Buyer and the Company.

ARTICLE IX

CONDITIONS PRECEDENT TO THE OBLIGATION OF THE COMPANY AND THE SELLERS TO EFFECT THE SALE OF INTERESTS AT THE INITIAL CLOSING

The obligation of the Company and the Sellers to consummate the transactions contemplated hereby at the Initial Closing is subject to the fulfillment on or prior to the Initial Closing Date of the following conditions, any one or more of which, at the option of the Sellers, may be waived by the Sellers in their sole discretion:

Section 9.1             Representations and Covenants.  The representations and warranties of Buyer contained in this Agreement (as such representations and warranties would read if all references therein to materiality, material adverse effect (and like qualifiers) were deleted therefrom) shall be true, complete and accurate, in all material respects, on and as of the Initial Closing Date with the same force and effect as though made on and as of the Initial Closing Date.  Buyer shall have performed and complied, in all material respects, with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Initial Closing Date.  Buyer shall have delivered to the Sellers a certificate, dated the Initial Closing Date and signed by an officer of Buyer to the foregoing effect and stating that all conditions to the obligations of Buyer hereunder have been satisfied.

Section 9.2             Government Permits and Approvals.  Any and all Permits necessary for the consummation of the transactions contemplated hereby or required in order to consummate the transactions contemplated hereby shall have been obtained, and the consummation of the transactions contemplated hereby shall not violate or conflict with any order, writ, injunction or Law binding upon or applicable to the Company or the Sellers.  Any applicable waiting periods, including under the HSR Act, (and any extensions thereof) applicable to the transactions contemplated hereby shall have expired or been terminated.

Section 9.3             Purchase Price.  Buyer shall have tendered to the Sellers the Initial Purchase Price in the manner specified in Section 2.3.

Section 9.4             Approval of Counsel to the Company and the Sellers.  All actions and proceedings hereunder and all documents and other papers required to be delivered by Buyer hereunder or in connection with the consummation of the transactions contemplated hereby, and all other related matters, shall have been approved by Jones Day, counsel to the Company and the Sellers, as to their form and substance, such approval not to be unreasonably withheld.

ARTICLE X

CONDITIONS TO SUBSEQUENT CLOSINGS

Section 10.1           Conditions Precedent to the Obligation of Buyer to Effect the Subsequent Closings.  The obligation of the Buyer to consummate each purchase of the Interests on each Subsequent Closing Date pursuant to Section 3.2 is subject to the satisfaction on or prior to each Subsequent Closing Date of the following conditions, any of which may be waived in whole or in part by the written consent of the Buyer:

(a)                                  (i)            in the case of the Second Closing, the Second Closing EBITDA (as defined below) shall have been finally determined as provided in Section 2.5;

(ii)           in the case of the Third Closing, the Third Closing EBITDA shall have been finally determined as provided in Section 2.5; and

(iii)          in the case of the Fourth Closing, the Fourth Closing EBITDA shall have been finally determined as provided in Section 2.5;

(b)                                 (i)            in the case of the Second Closing, the Second Closing EBITDA shall be not less than $2,472,000;

(ii)           in the case of the Third Closing, the Third Closing EBITDA shall be not less than $6,302,400; and,

(iii)          in the case of the Fourth Closing, the Fourth Closing EBITDA shall be not less than $10,423,800;

(c)                                  all representations and warranties of the Company and the Sellers contained in this Agreement (as such representations and warranties would read if all references therein to materiality, material adverse effect (and like qualifiers) were deleted therefrom and with all references therein to the Audited Financials, Unaudited Company Financials, Most Recent Balance Sheet, Most Recent Balance Sheet Date, Interim Balance Sheet and Interim Balance Sheet Date being deemed to be references to the Updated Audited Financials, Updated Unaudited Financials, Updated Most Recent Balance Sheet, Updated Most Recent Balance Sheet Date, Updated Interim Balance Sheet and Updated Interim Balance Sheet Date (each as defined herein)), other than the representations and warranties in Section 4.7, shall be true, complete and accurate, in all material respects, on and as of each Subsequent Closing Date, and the representations and warranties of the Company contained in Section 4.7 shall be true, complete and accurate on and as of each Subsequent Closing Date (in each case, as though made anew as of such date with each reference in any of such representations or warranties to the Initial Closing Date being deemed to be a reference to the applicable Subsequent Closing Date for such purposes) except to the extent that such representations and warranties have become, in immaterial respects, inaccurate (a) since the date of the Initial Closing (i) by reason of the passage of time or (ii) in the ordinary course of business of the Company or (b) by reason of transactions that (i) are material to the Company, (ii) have been approved in advance by Buyer and (iii) are set forth in updated disclosure schedules, and the Company shall have delivered to Buyer a certificate, dated the date of the Subsequent Closing and signed by an officer of the Company, to the foregoing effect and stating that all conditions to Buyer’s obligations hereunder have been satisfied;

(d)                                 the Company and the Sellers shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed and complied with by each of them prior to or as of each Subsequent Closing Date;

(e)                                  the Company and the Sellers shall have complied with and satisfied each of the conditions set forth in Sections 8.4, 8.5, 8.6, 8.7, 8.8, 8.9, 8.10, 8.11, 8.12, 8.15, 8.16, 8.17 and 8.18 as of each Subsequent Closing, in each case, prior to the applicable Subsequent Closing;

(f)                                    the (i) audited consolidated balance sheet of the Company (the “Updated Most Recent Balance Sheet”) for the fiscal year ended December 31 of the calendar year immediately preceding the applicable Subsequent Closing (the “Updated Most Recent Balance Sheet Date”) and the related consolidated statements of income and cash flows for the period ended that same date (collectively, the “Updated Audited Financials”) and (ii) the unaudited consolidated balance sheet of the Company (the “Updated Interim Balance Sheet”) and related unaudited statements of income and cash flows for the multi-month period commencing January 1 of the then current calendar year and ending on the last day of the month immediately preceding the applicable Subsequent Closing Date (the “Updated Interim Balance Sheet Date”

and such unaudited balance sheet and statements of income and cash flows, collectively, the “Updated Unaudited Financials”) shall have been delivered to the Buyer and the representations and warranties set forth in Section 4.7(b) with respect to the Audited Financials and Unaudited Company Financials shall be true and correct with respect to the Updated Audited Financials and the Updated Unaudited Financials, respectively.

(g)                                 the Company and the Sellers shall not be in breach of any of the covenants or provisions set forth in the Revised Operating Agreement;

(h)                                 each of the Employment Agreements and the Non-Competition Agreements shall remain in full force and effect, and the Founders and the Company shall not be in material breach of any of the covenants or provisions set forth therein;

(i)                                     all pre-issuance registrations, qualifications, permits and approvals required, if any, under applicable federal and state securities laws for the purchase and sale of the Interests at such Subsequent Closing shall have been obtained.

Section 10.2           Conditions to Closing by the Sellers of the Subsequent Closings.  The obligations of the Sellers to consummate each purchase of the Interests on each Subsequent Closing Date pursuant to Section 3.2 are subject to the satisfaction on or prior to the date of each Subsequent Closing of the following conditions, which may be waived in whole or in part by the written consent of the Company:

(a)                                  all representations and warranties of the Buyer contained in this Agreement (as such representations and warranties would read if all references therein to materiality, material adverse effect (and like qualifiers) were deleted therefrom) shall be true and correct in all material respects as of the date of such Subsequent Closing (as though made anew as of such date with each reference in any of such representations or warranties to the Initial Closing Date being deemed to be a reference to the applicable Subsequent Closing Date for such purposes);

(b)                                 the Buyer shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed and complied with by it prior to or as of the date of such Subsequent Closing;

(c)                                  any and all Permits necessary for the consummation of the transactions contemplated hereby or required in order to consummate the transactions contemplated hereby shall have been obtained, and the consummation of the transactions contemplated hereby shall not violate or conflict with any order, writ, injunction or Law binding upon or applicable to the Company or the Sellers.  Any applicable waiting periods, including under the HSR Act, (and any extensions thereof) applicable to the transactions contemplated hereby shall have expired or been terminated;

(d)                                 the Buyer shall have tendered to Sellers the Second Purchase Price, Third Purchase Price or Fourth Purchase Price, as applicable; and

(e)                                  the Buyer shall have tendered to the Company the Second Purchase Incentive Payment, Third Purchase Incentive Payment or Fourth Purchase Incentive Payment, as applicable.

ARTICLE XI
SURVIVAL OF REPRESENTATIONS AND WARRANTIES; TERMINATION

Section 11.1           Survival of Representations and Warranties of the Company and the Sellers.

(a)                                  Notwithstanding any right of Buyer to investigate fully the affairs of the Company and notwithstanding any knowledge of facts determined or determinable by Buyer pursuant to such investigation or right of investigation, Buyer has the right to rely fully upon the representations, warranties, covenants and agreements of the Company and the Sellers contained in this Agreement, notwithstanding Buyer’s or Parent’s knowledge thereof, whether actual or constructive, at the time of the Initial Closing, any Subsequent Closing or otherwise, but subject to Section 12.6.  Any claim for indemnification under Section 12.1(a) in respect of a breach or alleged breach of the representations and warranties of the Company and/or the Sellers (other than a claim for indemnification under Section 12.1(a)(i)(C) or Section 12.1(a)(ii)(C) which may be made at any time) must be made with reasonable specificity within the following periods: (a) with respect to the representations and warranties of the Company and the Sellers made or deemed made at the time of the Initial Closing, within eighteen (18) months of the Initial Closing Date, (b) with respect to the representations and warranties of the Company and the Sellers made or deemed made at the time of any Subsequent Closing, within twelve (12) months of the applicable Subsequent Closing Date on which such representations and warranties of the Company and the Sellers were made or deemed made; provided, however, that any claim for indemnification in respect of any breach or alleged breach of the representations and warranties contained in Section 4.3 (Capitalization), Section 4.8 (Tax Matters), Section 4.30 (No Broker), or Section 5.6 (No Broker), may be made in writing with reasonable specificity prior to the expiration of the applicable statute of limitations, and that any claim for indemnification in respect of any breach or alleged breach of the representations and warranties contained in Section 5.1 (Title to Interests) may be made at any time (subject only to any applicable statute of limitations and any extensions or waivers thereof).  All statements contained in any Schedule hereto or in any certificate delivered by or on behalf of the parties pursuant to this Agreement shall be deemed representations and warranties by the part(ies) providing such statement or certificate or, with respect to non-natural persons only, on whose behalf such statement or certificate is provided.

(b)                                 Any claim for indemnification under Section 12.2(a) in respect of a breach or alleged breach of the representations and warranties of the Buyer must be made with reasonable specificity within the following periods: (a) with respect to the representations and warranties of the Buyer made or deemed made at the time of the Initial Closing, within eighteen (18) months of the Initial Closing Date, (b) with respect to the representations and warranties of the Buyer made or deemed made at the time of any Subsequent Closing, within twelve (12) months of the applicable Subsequent Closing Date on which on which such representations and warranties of the Buyer were made or deemed made; provided, however, that any claim for indemnification in respect of any breach or alleged breach of the representations and warranties contained in Section 6.4 (No Broker) may be made in writing with reasonable specificity prior to the expiration of the applicable statute of limitations.

Section 11.2           Termination of Agreement.  The parties may terminate this Agreement as provided below:

(a)                                  The parties may terminate this Agreement by mutual written consent of Buyer, on the one hand, and the Sellers’ Representative, on the other hand, at any time.

(b)                                 Buyer may terminate this Agreement by giving written notice to the Sellers at any time prior to the Initial Closing (i) in the event that the Company or any of the Sellers has breached any representation, warranty, or covenant contained in this Agreement in any material respect, Buyer has notified the Sellers’ Representative of such breach, and the breach has continued without cure for a period of thirty (30) days after such notice of breach; or (ii) if the Initial Closing shall not have occurred on or before November 30, 2008, by reason of the failure of any condition precedent under Article VIII (unless the failure results primarily from Buyer breaching any of its representations, warranties, or covenants contained in this Agreement).

(c)                                  The Sellers may terminate this Agreement by written notice from the Sellers’ Representative to Buyer at any time prior to the Initial Closing (i) in the event Buyer has breached any representation, warranty, or covenant contained in this Agreement in any material respect, the Sellers’ Representative has notified Buyer of such breach, and the breach has continued without cure for a period of thirty (30) days after such notice of breach; or (ii) if the Initial Closing shall not have occurred on or before November 30, 2008, by reason of the failure of any condition precedent under Article IX (unless the failure results primarily from any of the Sellers breaching any representation, warranty, or covenant contained in this Agreement).

(d)                                 Buyer may terminate this Agreement by giving written notice to the Sellers at any time prior to each Subsequent Closing (i) in the event that the Company or any of the Sellers has breached any representation, warranty, or covenant contained in this Agreement in any material respect, Buyer has notified the Sellers’ Representative of such breach, and the breach has continued without cure for a period of thirty (30) days after such notice of breach; or (ii) if a Subsequent Closing shall not have occurred on or before (A) the Second Closing Termination Date, in the case of the Second Closing, (B) the Third Closing Termination Date, in the case of the Third Closing, and (C) the Fourth Closing Termination Date, in the case of the Fourth Closing, in each case by reason of the failure of any condition precedent under Article X (unless the failure results primarily from Buyer breaching any of its representations, warranties, or covenants contained in this Agreement).

(e)                                  The Sellers may terminate this Agreement by giving written notice to the Buyer at any time prior to each Subsequent Closing (i) in the event that the Buyer or Parent has breached any representation, warranty, or covenant contained in this Agreement in any material respect, the Sellers’ Representative has notified Buyer of such breach, and the breach has continued without cure for a period of thirty (30) days after such notice of breach; or (ii) if a Subsequent Closing shall not have occurred on or before (A) the Second Closing Termination Date, in the case of the Second Closing, (B) the Third Closing Termination Date, in the case of the Third Closing, and (C) the Fourth Closing Termination Date, in the case of the Fourth Closing, in each case by reason of the failure of any condition precedent under Article X (unless the failure results primarily from any of the Sellers breaching any of his or its representations, warranties, or covenants contained in this Agreement).

Section 11.3           Extension of Termination Dates.

(a)                                  In the event that the Second Closing is not consummated on or before the Second Closing Termination Date solely by reason of the fact that the condition set forth in Section 10.1(b)(i) was not satisfied, and the Buyer does not waive such condition, then the Second Closing Termination Date shall be automatically extended by a period of one year.  For purposes of clarification, and by way of illustration, if the Second Closing is not consummated on or before the Second Closing Termination Date by reason of the fact that any condition set forth in Section 10.1, other than Section 10.1(b)(i), has not been satisfied or waived by the Buyer, then the Second Closing Termination Date shall not be automatically extended and Buyer shall have the right to terminate this Agreement pursuant to, and subject to the conditions of, Section 11.2(b).

(b)                                 In the event that the Third Closing is not consummated on or before the Third Closing Termination Date solely by reason of the fact that the condition set forth in Section 10.1(b)(ii) was not satisfied, and the Buyer does not waive such condition, then, provided that the Second Closing Termination Date has not previously been extended pursuant to Section 11.3(a), the Third Closing Termination Date shall be automatically extended by a period of one year.  The last sentence of Section 11.3(a) is incorporated herein, mutatis mutandis, as if set forth herein in its entirety.

(c)                                  In the event that the Fourth Closing is not consummated on or before the Fourth Closing Termination Date solely by reason of the fact that the condition set forth in Section 10.1(b)(iii) was not satisfied, and the Buyer does not waive such condition, then, provided that neither the Second Closing Termination Date nor the Third Closing Termination Date has previously been extended pursuant to Section 11.3(b) or Section 11.3(c), the Fourth Closing Termination Date shall be automatically extended by a period of one year.  The last sentence of Section 11.3(a) is incorporated herein, mutatis mutandis, as if set forth herein in its entirety.

Section 11.4           Effect of Termination.  If any party terminates this Agreement pursuant to Section 11.2 above, all rights and obligations of the parties hereunder shall terminate without any Liability of any party to any other party (except for any Liability of any party then in breach); provided, however, that Section 4.30 (No Broker), Section 5.6 (No Broker), Section 6.4 (No Broker), Section 7.7 (Confidentiality), Section 11.2 (Termination of this Agreement), Section 11.3 (Effect of Termination) and Article XIII (Miscellaneous) shall survive any such termination.

ARTICLE XII
INDEMNIFICATION

Section 12.1           Obligation of the Company and the Sellers to Indemnify.

(a)                                  General.

(i)                                     Indemnification by the Company as to Representations and Covenants of the Company.  From and after the date hereof, the Company shall indemnify and hold harmless Buyer, Parent, and their respective assigns (collectively, the “Buyer Indemnitees”) from and against any Liabilities, losses, diminution in value of their respective interests in the Company, claims, damages, obligations, deficiencies, judgments, amounts paid in settlement of any suits, actions, claims, proceedings or investigations, costs and expenses (including, but not limited to, interest, penalties, costs of investigation and defense, and attorney’s and accountant’s fees and disbursements (whether such attorney’s fees are incurred in a dispute between the parties or between a party and third parties)) (collectively, “Losses”) suffered, sustained, incurred or required to be paid by the Buyer Indemnitees based upon, arising out of or otherwise with respect to:

(A)                              any breach or inaccuracy of any representation or warranty of the Company contained in Article IV or in any document, certificate or other paper delivered by the Company pursuant to, or in connection with, this Agreement or the transactions contemplated hereby;

(B)                                any failure by the Company to perform or comply with any covenant or other agreement of the Company contained herein or in any document or other paper delivered pursuant to, or in connection with, this Agreement or the transactions contemplated hereby;

(C)                                any breach or inaccuracy of the representations and warranties of the Company contained in Section 4.9 (without regard to the schedules to this Agreement) arising out of facts or circumstances existing prior to the date of the Initial Closing, whether or not set forth in the schedules to this Agreement and including the matters set forth in Schedule 4.9 to this Agreement or in the Quality Control Plan;

(ii)                                  Indemnification by the Principal Sellers as to Representations and Covenants of the Company.  From and after the time and date of the Initial Closing, each Principal Seller (as defined below), severally, and not jointly, in proportion to his or its Indemnification Percentage (as defined below), shall indemnify and hold harmless the Buyer Indemnitees from and against any Losses suffered, sustained, incurred or required to be paid by the Buyer Indemnitees based upon, arising out of or otherwise with respect to:

(A)                              any breach or inaccuracy of any representation or warranty of the Company contained in Article IV or in any document, certificate or other paper delivered by the Company pursuant to, or in connection with, this Agreement or the transactions contemplated hereby;

(B)                                any failure by the Company to perform or comply with any covenant or other agreement of the Company contained herein or in any document or other paper delivered pursuant to, or in connection with, this Agreement or the transactions contemplated hereby;

(C)                                any breach or inaccuracy of the representations and warranties of the Company contained in Section 4.9 (without regard to the schedules to this Agreement) arising out of facts or circumstances existing prior to the date of the Initial Closing, whether or not set forth in the schedules to this Agreement and including the matters set forth in Schedule 4.9 to this Agreement or in the Quality Control Plan;

(iii)                               Several Indemnification as to Certain Representations and Covenants of each Seller.  Each of the Sellers shall, severally, and not jointly, indemnify and hold harmless the Buyer Indemnitees from and against any Losses suffered, sustained, incurred or required to be paid by the Buyer Indemnitees based upon, arising out of or otherwise with respect to:

(A)                              any breach or inaccuracy of any representation or warranty of such Seller contained in Article V or in any document or other paper delivered by such Seller (other than on a collective basis with the other Sellers) pursuant to, or in connection with, this Agreement or the transactions contemplated hereby; and/or

(B)                                any failure to perform or comply with any covenant of or other agreement of such Seller contained herein or in any document or other paper delivered by such Seller pursuant to, or in connection with, this Agreement or the transactions contemplated hereby.

(b)                                 Limitations. Notwithstanding anything to the contrary in Section 12.1(a), the following limitations to the indemnity obligations of the Company and the Sellers shall apply:

(i)                                     Until the Initial Closing shall have occurred, the Company shall only be responsible for any Losses which are attributable to a breach or inaccuracy described in Section 12.1(a)(i)(A) if all Losses attributable to such breaches or inaccuracies exceed $50,000, in which case the Company shall be responsible for all Losses in excess thereof; provided, however, that the foregoing limitations shall not apply to Losses attributable to breaches or inaccuracies arising out of fraud or willful misrepresentation, or breaches or inaccuracies of the representations and warranties set forth in Section 4.3 (Capitalization), Section 4.30 (No Broker) or Section 5.1 (Title to Interests) (it being understood that the Company and Sellers, on a several and not joint basis, shall be responsible for such Losses from the first dollar without the application of any threshold or deductible).

(ii)                                  From and after the date and time of the Initial Closing, the Company shall only be responsible for any Losses which are attributable to a breach or inaccuracy described in Section 12.1(a)(i)(A) if all Losses attributable to such breaches or inaccuracies exceed $500,000, in which case the Company shall be responsible for all Losses in excess thereof; provided, however, that the foregoing limitations shall not apply to Losses attributable to breaches or inaccuracies arising out of fraud or willful misrepresentation, or breaches or inaccuracies of the representations and warranties set forth in Section 4.3 (Capitalization), or Section 4.30 (No Broker) (it being understood that the Company and Sellers, on a several and not joint basis, shall be responsible for such Losses from the first dollar without the application of any threshold or deductible).

(iii)                               The Principal Sellers shall only be responsible for any Losses which are attributable to a breach or inaccuracy described in Section 12.1(a)(ii)(A) if all Losses attributable to such breaches or inaccuracies exceed $500,000, in which case the Principal Sellers shall be severally, and not jointly, in proportion to his or its Indemnification Percentage, responsible for all Losses in excess thereof; provided, however, that the foregoing limitations shall not apply to Losses attributable to breaches or inaccuracies arising out of fraud or willful misrepresentation, or breaches or inaccuracies of the representations and warranties set forth in Section 4.3 (Capitalization), Section 4.9 (Compliance with Laws), Section 4.18 (Title; Liens), Section 4.22 (Environmental Protection), Section 4.23 (Employee Benefit Plans), Section 4.30 (No Broker), Section 5.1 (Title to Interests) or Section 5.6 (No Broker) (it being understood that the Principal Sellers shall be severally, and not jointly, in proportion to his or its Indemnification Percentage, responsible for such Losses from the first dollar without the application of any deductible).  The maximum aggregate liability of any Principal Seller for any Losses which are attributable to a breach or inaccuracy described in Section 12.1(a)(ii)(A) is the total purchase price paid to such Principal Seller under this Agreement.  For clarity, if the Losses attributable to a breach of inaccuracy described in Section 12.1(a)(ii)(A) exceed $500,000, then the Principal Sellers shall be responsible, as aforesaid, for such Losses in excess of $500,000, even though one or more Principal Sellers may only be responsible for a portion of such excess that is less than $500,000.

(iv)                              The maximum aggregate liability of any Seller for any Losses which are attributable to a breach or inaccuracy described in Section 12.1(a)(ii)(A), or Section 12.1(a)(iii)(A) is seventy-five percent (75%) of the total purchase price paid to such Seller under this Agreement, provided however that the maximum aggregate liability of any Seller for any Losses which are attributable to a breach or inaccuracy in the representations and warranties of the Company contained in Section 4.9 (without regard to the schedules to this Agreement) is the total purchase price paid to such Seller under this Agreement.

(v)                                 The Buyer Indemnitees will not be entitled to indemnification for punitive damages, or for lost profits, consequential, exemplary or special damages; provided, however, that each Buyer Indemnitee shall be entitled to indemnification for punitive damages, or for lost profits, consequential, exemplary or special damages that are payable to third parties and constitute a part of such Buyer Indemnitee’s Losses; provided, further, that nothing contained herein shall be deemed to limit the right of any Buyer Indemnitee to indemnification for Losses attributable to the loss of value of such Buyer Indemnitee’s direct or indirect interest in the Company or its Subsidiaries.

(vi)                              For purposes of clarification, each Principal Seller’s indemnity obligations under this Agreement will be several, and not joint, based on such Principal Seller’s Indemnification Percentage.  For purposes of example, if there is an indemnity claim for a breach of a representation made by the Company at the Initial Closing, (subject to the limitations set forth herein), a Principal Seller will be responsible only for that portion of Losses relating to the indemnity claim based on such Principal Seller’s Indemnification Percentage of such Losses.

(vii)                           In no event will the indemnity obligation of any Seller exceed the amount of proceeds received by such Seller hereunder.

(c)                                  Choice of Remedies.  Each Seller’s obligations hereunder shall not be affected by any of the following, all of which each Seller hereby waives: any delay in the exercise or waiver of, or any failure to exercise, or any forbearance in the exercise of, any right or remedy which a Buyer Indemnitee may have hereunder against the Company or any other Seller.  For purposes of clarification, and by way of illustration, a Buyer Indemnitee may, in its sole discretion, elect not to seek indemnification from the Company for Losses as to which the Company is obligated to indemnify such Buyer Indemnitee pursuant to Section 12.1(a)(i), but in the event that the Buyer Indemnitee makes such election, such Buyer Indemnitee shall nonetheless be entitled to be indemnified for the same Losses by the Principal Sellers if and to the extent that the Principal Sellers are obligated to indemnify the Buyer Indemnitee for such Losses pursuant to Section 12.1(a)(ii).  Notwithstanding the foregoing, if and to the extent that a Buyer Indemnitee is indemnified by the Company for its Losses, such Buyer Indemnitee shall not be entitled to be indemnified by the Principal Sellers for that portion of the Buyer Indemnitee’s Losses as to which such Buyer Indemnitee has been indemnified by the Company.

(d)                                 Waiver of Seller’s Rights Against the Company.  Each Seller hereby irrevocably waives any rights that it may have under any agreement or at law or in equity to assert any claim against or to seek contribution, indemnification or any other form of reimbursement from the Company for any payment made by such Seller to the Buyer Indemnitees pursuant to this Agreement.

(e)                                  Right of Offset Against Subsequent Purchase Price.  Any amounts required to be paid by the Sellers to the Buyer Indemnitees pursuant to Section 12.1 may be offset by the Buyer against the Second Purchase Price, Third Purchase Price or Fourth Purchase Price, as applicable.

Section 12.2           Obligation of Buyer to Indemnify.

(a)                                  General.  Buyer shall indemnify and hold harmless the Sellers and their respective assigns from and against any Losses suffered, sustained, incurred or required to be paid by any of the Sellers based upon, arising out of or otherwise with respect to:

(i)                                     any breach or inaccuracy of any representation or warranty of Buyer contained in Article VI or in any document or other paper delivered by Buyer to the Sellers pursuant to, or in connection with, this Agreement or the transactions contemplated hereby; and/or

(ii)                                  any failure by Buyer to perform or comply with any covenant or other agreement of Buyer contained herein or in any document or other paper delivered pursuant  hereto.

(b)                                 Limitations.

(i)                                     Notwithstanding the foregoing, and subject to Section 12.2(c), unless and until the Initial Closing shall have occurred, the Buyer shall only be responsible for any Losses which are subject to indemnification under Section 12.2(a)(i) if, and then only to the extent, that such Losses exceed $50,000 in the aggregate; provided, however, that the foregoing limitations shall not apply to Losses attributable to breaches or inaccuracies arising out of fraud or willful misrepresentation or breaches or inaccuracies of the representations and warranties contained in Section 6.4 (No Broker) (it being understood that Buyer shall be responsible for such Losses from the first dollar without the application of any threshold).

(ii)                                  From and after the date and time of the Initial Closing, the Buyer shall only be responsible for any Losses which are subject to indemnification under Section 12.2(a)(i) if, and then only to the extent, that such Losses exceed $500,000 in the aggregate; provided, however, that the foregoing limitations shall not apply to Losses attributable to breaches or inaccuracies arising out of fraud or willful misrepresentation or breaches or inaccuracies of the representations and warranties contained in Section 6.4 (No Broker) (it being understood that Buyer shall be responsible for such Losses from the first dollar without the application of any threshold).

(iii)                               No Seller will make any claim for indemnification against Buyer or the Company under this Agreement solely by reason of the fact he was a director, officer, employee or agent of the Company or was serving at the request of the Company as a partner, trustee, director, officer, employee or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise and whether such claim is pursuant to any statute, charter document, by-law, agreement otherwise) with respect to any action, suit, proceeding, complaint, claim or demand brought by Buyer or the Company against such Seller (whether such action, suit, proceeding, complaint, claim or demand is pursuant to this Agreement, applicable law or otherwise).

(iv)                              The Sellers and their assigns will not be entitled to indemnification for punitive damages, or for lost profits, consequential, exemplary or special damages; provided, however, that the Sellers and their assigns shall be entitled to indemnification for punitive damages, or for lost profits, consequential, exemplary or special damages that are payable to third parties and constitute a part of the Losses of the Sellers and their assigns; provided, further, that nothing contained herein shall be deemed to limit the right of the Sellers and their assigns to indemnification for Losses attributable to the loss of value of their respective direct or indirect interests in the Company or its Subsidiaries.

Section 12.3           Notice and Opportunity to Defend.  If any Person entitled to indemnification pursuant to this Article XII (an “Indemnified Person”) receives notice of any claim or the commencement of any suit, action, proceeding or investigation with respect to which any other Person (or Persons) is obligated to provide indemnification (an “Indemnifying Person”) pursuant to this Article XII, the Indemnified Person shall promptly give the Indemnifying Person written notice thereof (an “Indemnification Notice”), but the failure to give an Indemnification Notice to the Indemnifying Person shall not relieve the Indemnifying Person of any Liability that it may have to an Indemnified Person, except to the extent that the Indemnifying Person shall have been materially prejudiced in its ability to defend the suit, action, claim, proceeding or investigation for which such indemnification is sought by reason of such failure.

Upon receipt of an Indemnification Notice, the Indemnifying Person shall be entitled at its option (so long as the Indemnifying Person shall have made adequate provision to satisfy any indemnification obligation hereunder) and at its cost and expense to assume the defense of such suit, action, claim, proceeding or investigation with respect to which it is called upon to indemnify an Indemnified Person pursuant to this Article XII; provided, however, that notice of the Indemnifying Person’s intention to assume such defense shall be delivered by the Indemnifying Person to the Indemnified Person within 15 business days after the Indemnified Person gives the Indemnifying Person an Indemnification Notice.  In the event that the Indemnifying Person elects to assume the defense of such suit, action, claim, proceeding or investigation, as the case may be, the Indemnifying Person shall promptly retain counsel reasonably satisfactory to the Indemnified Person.  The Indemnified Person shall have the right to employ its own counsel in any such suit, action, claim, proceeding or investigation, but the fees and expenses of such counsel shall be at the expense of the Indemnified Person unless:  (i) the employment of such counsel shall have been authorized by the Indemnifying Person; (ii) the Indemnifying Person shall not have promptly retained counsel reasonably satisfactory to the Indemnified Person to take charge of the defense of such suit, action, claim, proceeding or investigation; (iii) the Indemnified Person shall have reasonably concluded that there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnifying Person, in which event, such fees and expenses (including any fees paid to witnesses) shall be borne by the Indemnifying Person; or (iv) the Indemnifying Party shall not have made adequate provision to satisfy any indemnification obligation hereunder.  In the event of (i), (ii), (iii) or (iv) above, the Indemnifying Person shall not have the right to direct the defense of any suit, action, claim, proceeding or investigation on behalf of the Indemnified Person.  Notwithstanding the foregoing, if any Indemnified Person determines in good faith that there is a reasonable probability that an action may materially and adversely affect it or its Subsidiaries or Affiliates other than as a result of monetary damages, such Indemnified Person may, by written notice to the Indemnifying Person, assume the exclusive right to defend, compromise or settle such action; provided, however, that no such compromise or settlement shall be binding on the Indemnifying Person unless the Indemnified Person shall have acted in good faith and reasonably in compromising or settling any such suit, action, claim, proceeding, or investigation.

If the Indemnifying Person fails to give written notice to the Indemnified Person of its election to assume the defense of any suit, action, claim, proceeding or investigation for which it is called upon to indemnify an Indemnified Person pursuant to this Article XII within 15 days after the Indemnified Person gives the Indemnification Notice to the Indemnifying Person or if the Indemnified Person otherwise assumes the defense of an action as permitted pursuant to the preceding paragraph, the Indemnifying Person shall be bound by any determination made in such suit, action, claim, proceeding or investigation or compromise or settlement thereof effected by the Indemnified Person provided that the Indemnified Person shall have acted in good faith and reasonably in compromising or settling any such suit, action, claim, proceeding or investigation.  Anything in this Section 12.3 to the contrary notwithstanding, the provisions of this Section 12.3 are subject to the rights of any Indemnified Person’s insurance carrier which is defending any such above suits, actions, claims, proceedings or investigations.

Section 12.4           Covered Persons.  The obligations of the Sellers under this Article XII shall extend, upon the same terms and conditions, to each Person, if any, who controls Buyer, the Company and each of their respective assigns, within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, and to directors, officers, managers, employees, consultants and agents of Buyer or the Company and each of their respective assigns, and their controlling persons.

Section 12.5           Exclusive Remedy.  The parties agree that, from and after the Initial Closing Date, the exclusive remedies of the parties for any Losses based upon, arising out of or otherwise in respect of the matters set forth in this Agreement are the indemnification obligations of the parties set forth in this Article XII.  Notwithstanding the foregoing, the provisions of this Section 12.5 shall not, however, apply in the case of fraud or willful misrepresentation of any party.

Section 12.6           Waiver of Breaches.  Subject to the provisions of Section 12.1(a)(i)(C) and Section 12.1(a)(ii)(C), if the Initial Closing and/or any Subsequent Closing occurs, the Buyer and Parent shall be deemed to have waived all breaches of representations , warranties and covenants of the Company and Sellers of which Buyer or the Parent has actual knowledge because such breach has been disclosed with particularity on an applicable disclosure schedule as of the date of this Agreement or on any updated disclosure schedule pursuant to Section 7.16 as of the time of the Initial Closing and/or any Subsequent Closing, as applicable, and the Sellers and the Company shall have no liability with respect thereto after the applicable closing.

Section 12.7           Incentive Plan.  In addition to their other indemnification obligations hereunder, and without limitation, the Principal Sellers shall severally, and not jointly, in proportion to their respective Indemnification Percentages, indemnify and hold harmless the Company and the Buyer Indemnitees from and against any Losses suffered, sustained, incurred or required to be paid by the Company or the Buyer Indemnitees based upon, arising out of or otherwise with respect to the Equity Incentive Plan.

ARTICLE XIII
MISCELLANEOUS

Section 13.1           Certain Definitions.  As used in this Agreement, the following terms shall have the following meanings unless the context otherwise requires:

(a)                                  “2009 EBITDA” shall mean the EBITDA of the Company on a consolidated basis for Fiscal 2009.

(b)                                 “2010 EBITDA” shall mean the EBITDA of the Company on a consolidated basis for Fiscal 2010.

(c)                                  “2011 EBITDA” shall mean the EBITDA of the Company on a consolidated basis for Fiscal 2011.

(d)                                 “2012 EBITDA” shall mean the EBITDA of the Company on a consolidated basis for Fiscal 2012.

(e)                                  “Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

(f)            “Ancillary Agreements” shall mean the Non-Competition Agreements, the Employment Agreements, the Loan Agreement, and the Disposition Agreement; provided, however, that for purposes of the representations and warranties that are made, and the conditions precedent that are applicable, at the time of the Initial Closing and thereafter, the term “Ancillary Agreements” shall also include the Revised Operating Agreement.

(g)           “Applicable Multiple” shall be eight (8).

(h)           “Code” means the Internal Revenue Code of 1986, as amended.

(i)            “contracts and/or other agreements” means and includes all contracts, agreements, instruments, indentures, notes, bonds, leases, mortgages, deeds of trust, franchises, licenses, permits, commitments or arrangements or understandings, express or implied.

(j)            “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or by contract or other agreement (as such term is defined in this Section 13.1) or otherwise.

(k)           “Consistent Basis” in reference to the application of GAAP means the accounting principles observed in the period referred to are comparable in all material respects to those applied in the preparation of the audited financial statements of the Company referred to in Section 4.7.

(l)            “Credit Facility” shall have the meaning ascribed thereto in the preamble to this Agreement.

(m)          “documents and/or other papers” means and includes any document, contract or other agreement, certificate, notice, consent, affidavit, letter, telegram, telex, telecopy, statement, schedule (including any Schedule to this Agreement), exhibit (including any Exhibit to this Agreement) or any other paper whatsoever.

(n)           “EBITDA” subject to the provisions of Section 7.21, means, with respect to the Company and its Subsidiaries for any fiscal year ending on the date of computation thereof, the sum of, without duplication, (i) Net Income, (ii) Interest Expense, (iii) taxes on income, (iv) amortization, and (v) depreciation and depletion, all determined on a consolidated basis in accordance with GAAP.

(o)           “Environmental Laws” means any and all Laws, orders, guidelines, codes, decrees, or other legally enforceable requirements (including common law) of any Governmental Authority regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or of human health, or employee health and safety.

(p)           “Environmental Permit” means any Permit required under any Environmental Law.

(q)           “Fiscal 2009” shall mean the Company’s fiscal year ended December 31, 2009.

(r)            “Fiscal 2010” shall mean the Company’s fiscal year ended December 31, 2010.

(s)           “Fiscal 2011” shall mean the Company’s fiscal year ended December 31, 2011.

(t)            “Fiscal 2012” shall mean the Company’s fiscal year ended December 31, 2012.

(u)           “Founders” shall mean Ryan Blair, Blake Mallen, and Nick Sarnicola.

(v)           “Fourth Closing EBITDA” shall mean the 2011 EBITDA; provided, however, that in the event that the Second Closing Termination Date, the Third Closing Termination Date or the Fourth Closing Termination Date is automatically extended pursuant to Section 11.3(a), Section 11.3(b) or Section 11.3(c), the Fourth Closing EBITDA shall mean the 2012 EBITDA.

(w)          “Fourth Closing Termination Date” shall mean July 31, 2012, subject to Section 11.3.

(x)            “Fundamental Documents” means the documents by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs.  For example, the “Fundamental Documents” of a corporation would include its charter and bylaws, the Fundamental Documents of a limited liability company would include its articles of organization and operating or limited liability company agreement, and the Fundamental Documents of a partnership would include its certificate of partnership and partnership agreement.

(y)           “FVA Ventures” means FVA Ventures, Inc., a California corporation and wholly-owned subsidiary of the Company.

(z)            “GAAP” or “Generally Accepted Accounting Principles” means those principles of accounting set forth in pronouncements of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants or which have other substantial authoritative support, and in all events applied on a Consistent Basis.

(aa)         “Governmental Authority” means any foreign, federal, state, county or local government or any other governmental, quasi-governmental, regulatory or administrative agency or authority, multi-national organization, or any other body entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or Taxing power or authority of any nature.

(bb)         “Indemnification Percentage” means, with respect to the Principal Sellers, the quotient (stated as a percentage) of the Percentage Interest of each Principal Seller divided by total Percentage Interests of all Principal Sellers.

(cc)         “Intellectual Property” means, (a) all inventions, all improvements thereto and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all registered and unregistered trademarks, service marks, trade dress, logos, trade names, domain names, url’s, and corporate and limited liability company names, including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith, (d) all trade secrets, customer lists, supplier lists, pricing and cost information, business and marketing plans and other confidential business information, (e) all computer programs and related software, (f) all other proprietary rights and (g) all copies and tangible embodiments thereof.

(dd)         “Interest Expense” means, with respect to any period of computation thereof, the interest expense (net of any interest income received by the Company and its Subsidiaries during such period) of the Company, all determined on a consolidated basis in accordance with GAAP.

(ee)         “Knowledge” means (a) in the case of the Company, the actual knowledge of the following individuals:  Ryan Blair, Blake Mallen, Nick Sarnicola, John Tolmie, and of the officers and the executive level employees of the Company including actual knowledge that would have been obtained following a reasonable inquiry of the employees of the Company who are reasonably likely to have actual knowledge of the subject matter at issue, and (b) in the case of the Sellers, actual knowledge of any thereof.

(ff)           “Law” means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, rule, regulation, statute or treaty.

(gg)         “Lien” means and includes any lien, security interest, pledge, charge, option, right of first refusal, claim, mortgage, lease, easement, restriction or any other encumbrance whatsoever.

(hh)         “Loan Agreement” shall have the meaning ascribed thereto in the preamble to this Agreement.

(ii)           “Material Adverse Effect” shall mean any change, circumstance, effect, event or fact that has a material adverse effect on the business, assets, properties, operations, results of operations, or condition (financial or otherwise) of the Company and its Subsidiaries (other than PathConnect), taken as a whole; provided, that no change, circumstance, effect, event or fact shall be deemed (individually or in the aggregate) to constitute, nor shall any of the foregoing be taken into account in determining whether there has been a Material Adverse Effect, to the extent that such change, circumstance, effect, event or fact results from, arises out of, or relates to (a) a general deterioration in the economy or in the economic conditions prevalent in the industry in which the Company and its Subsidiaries operate, (b) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis, including acts of terrorism; (c) the execution of this Agreement, or the announcement, disclosure or pendency of the transactions contemplated by this Agreement or any other Ancillary Agreement; (d) any change in accounting requirements or principles imposed upon the Company, its Subsidiaries or their respective businesses or any change in Laws applicable to the Company or its Subsidiaries, or the interpretation thereof; (e) actions taken by Parent, Buyer or any of their Affiliates, or (f) compliance with the terms of, or the taking of any action required by, this Agreement or any other Ancillary Agreement.

(jj)           “Material to the Business” means material to the business, assets, properties, operations, results of operations, condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole.

(kk)         “Materials of Environmental Concern” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactive materials, and any other substances or forces of any kind, whether or not any such substance or force is defined as hazardous or toxic under any Environmental Law, that is regulated pursuant to or could give rise to liability under any Environmental Law.

(ll)           “Net Income” means, for any period of computation thereof, the net income of the Company, determined on a consolidated basis in accordance with GAAP.

(mm)       “ordinary course of business” means as follows with respect to an action taken by a Person:

(i)            such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; and

(ii)           such action is not required to be authorized by the board of directors, managers, governors or members of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be specifically authorized by the parent company (if any) of such Person.

(nn)         “Parent” means Blyth, Inc., a Delaware corporation.

(oo)         “Percentage Interest” means, with respect to the Sellers’ Interests, the quotient (stated as a percentage) of the Interest of each Seller divided by total Interests of all Sellers.

(pp)         “Person” means any individual, corporation, general or limited partnership, limited liability company, firm, joint venture, association, enterprise, joint stock company, trust, unincorporated organization or other entity.

(qq)         “Preferred Interests” shall have the meaning ascribed thereto in the preamble to this Agreement.

(rr)           “Principal Sellers” shall mean all of the Sellers other than those Sellers who hold only Class B Common Units of the Company.

(ss)         “Products” shall mean all products produced, developed, or in the process of being developed by the Company or any of its Subsidiaries, including the ViPak, Vi-Shape, ViSalus Trim Slim Shape™ Program, Vi-Shape Nutritional Shake Mix, Shape-Up Health Flavor™ Mix-Ins, Vi-Slim™ Metabolism Boosting Tablets, Vi-Trim™ Take Hold of your Hunger Drink Mix, and ViSalus Neuro™.

(tt)           “Second Closing EBITDA” shall mean the 2009 EBITDA; provided, however, that in the event that the Second Closing Termination Date is automatically extended pursuant to Section 11.3(a), the Second Closing EBITDA shall mean the 2010 EBITDA.

(uu)         “Second Closing Termination Date” shall mean July 31, 2010, subject to Section 11.3.

(vv)         “Subsidiary” shall mean any Person as to which Buyer or the Company, as the case may be, directly or indirectly, owns or has the power to vote, or to exercise a controlling influence with respect to, fifty percent (50%) or more of the securities of any class of such Person, the holders of which class are entitled to vote for the election of directors (or Persons performing similar functions) of such Person.

(ww)       “Tax” or “Taxes” means all foreign, federal, state, county and local net income, gross income, gross receipts, sales, use, ad valorem, employment, payroll, social security, unemployment, disability, excise, severance, occupation, premium, windfall profits, additional, add-on minimum, franchise, license, profit, real and personal property, capital, recording, transfer, customs or other taxes, duties, stamp taxes and any similar assessments or charges of any kind whatsoever (whether payable directly or by withholding), together with any interest and any penalties, fines, additions to tax or additional amounts imposed with respect thereto.

(xx)          “Tax Return” means all Tax returns, reports, declarations and forms required to be filed or supplied to any tax authority (Federal, state, local, foreign or otherwise) in connection with or with respect to any Taxes.

(yy)         “Third Closing EBITDA” shall mean the 2010 EBITDA; provided, however, that in the event that the Second Closing Termination Date or the Third Closing Termination Date is automatically extended pursuant to Section 11.3(a) or Section 11.3(b), the Third Closing EBITDA shall mean the 2011 EBITDA.

(zz)          “Third Closing Termination Date” shall mean July 31, 2011, subject to Section 11.3.

Section 13.2           Fees and Expenses.  Each of the parties hereto shall pay its own fees and expenses incident to the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby, including attorneys’, accountants’, investment bankers and other advisors’ fees and the fees and expenses of any broker, finder or agent retained by such party in connection with the transactions contemplated hereby, it being understood and agreed, however, that Buyer and the Company have each agreed to pay, and have paid, one half of any and all filing fees that are payable in connection with all filings that are required under the HSR Act in connection with the transactions contemplated by this Agreement.

Section 13.3           Publicity; Buyer Securities.

(a)           Prior to the earlier of the Initial Closing or the earlier termination of this Agreement, no publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be issued without advance written approval of the form and substance thereof by the Sellers, Parent and each of their respective counsel.  Notwithstanding the foregoing, each of the Sellers acknowledges that Parent shall not be required to obtain the prior written consent of the Sellers in connection with: (a) the filing by Parent of a Form 10-K, Form 10-Q, preliminary or definitive proxy statement or an annual report with the Securities and Exchange Commission (the “SEC”) which discloses any or all of the terms of this Agreement or the transactions contemplated hereby; (b) the filing by Parent of a Form 8-K with the SEC (in each case, a “Form 8-K”) in connection with this Agreement or the transactions contemplated hereby; or (c) the release by Parent for dissemination by the financial wire services of any press release required by the rules of the New York Stock Exchange (it being understood and acknowledged that Parent intends to issue a release, and file a Form 8-K, with respect to, and within four (4) business days of, the signing of this Agreement, including attaching this Agreement as an exhibit thereto); provided, however, that Parent agrees that it shall: (i) submit any such Form 10-K, Form 10-Q, preliminary or definitive proxy statement or annual report (in each case, if and only to the extent that it relates to the proposed transaction) and such Form 8-K or press releases to the Sellers’ Representative for review prior to its filing or release for dissemination, as the case may be; (ii) provide the Sellers’ Representative with a reasonable opportunity to comment on any such Form 10-K, Form 10-Q, preliminary or definitive proxy statement or annual report (in each case, if and only to the extent that it relates to this Agreement or the transactions contemplated hereby) and such Form 8-K or press release; and (iii) consider in good faith any comments that the Sellers’ Representative may have with respect to any such Form 10-K, Form 10-Q, preliminary or definitive proxy statement or annual report (in each case, if and only to the extent that it relates to this Agreement or the transactions contemplated hereby) and such Form 8-K or press release; provided, further, that any final determination with respect to the form or content of any such Form 10-K, Form 10-Q, preliminary or definitive proxy statement, annual report, Form 8-K or press release shall be within the absolute discretion of Parent.

(b)           Each of the Sellers hereby acknowledges that he or it is aware, and that the Company is aware, and that he or it, or the Company, has advised him or it, or the Company and its directors, managers, officers, employees, shareholders, members, agents or representatives who are informed as to any of the matters which are the subject of this Agreement, that, in general, the federal securities law prohibits any Person who has material, non-public information relating to Parent or otherwise concerning the matters which are the subject of this Agreement from purchasing, selling or otherwise trading securities of Parent or from communicating such information to any other Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase, sell or otherwise trade such securities.

Section 13.4           Notices.  Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, telecopied, telegraphed or telexed, or sent by certified, registered, or express mail, postage and/or charges prepaid, to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice, and shall be deemed given when so delivered personally, telecopied, telegraphed or telexed, or if mailed, two days after the date of mailing, as follows:

	(i)	if to Buyer, to:

Blyth, Inc.
One East Weaver Street
Greenwich, Connecticut, 06831
Telecopier: (203) 661-1969
Attention: Robert B. Goergen, Jr.
cc: Michael S. Novins

with a copy (which shall not constitute notice) to:

Finn Dixon & Herling LLP
177 Broad Street, 15th Floor
Stamford, Connecticut 06901
Telecopier: (203) 325-5001
Attention: Harold B. Finn III, Esq.

	(ii)	if to any of the Sellers, to:

ViSalus Holdings, LLC
6300 Wilshire Blvd.
Los Angeles, California 90048
Telecopier: (323) 297-9499
Attention: Ryan Blair

with a copy (which shall not constitute notice) to:

Jones Day
500 Grant Street, Suite 3100
Pittsburgh, Pennsylvania 15219-2502
Telecopier: (412) 394-7959
Attention: Rachel Lorey Allen, Esq.

and

Ropart Asset Management Funds
One East Weaver Street
Greenwich, Connecticut, 06831
Telecopier: (203) 661-1965
Attention: Todd A. Goergen

Section 13.5           Entire Agreement.  This Agreement and Ancillary Agreements (including the Exhibits and Schedules hereto and thereto), contain the entire agreement among the parties with respect to the purchase and sale of Interests and Preferred Interests and related transactions contemplated hereby and thereby and supersede all prior contracts and other agreements, written or oral, with respect thereto.

Section 13.6           Waivers and Amendments. This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties hereto or, in the case of a waiver, by the party waiving compliance.  No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.  The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which any party may otherwise have at law or in equity.  The rights and remedies of any party arising out of or otherwise in respect of any inaccuracy in or breach of any representation or warranty, or any failure to perform or comply with any covenant or agreement, contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy, breach or failure is based may also be the subject matter of any other representation, warranty, covenant or agreement contained in this Agreement (or in any other agreement between the parties) as to which there is no inaccuracy, breach or failure.

Section 13.7           Binding Effect; Benefit.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.  Except as set forth in Article XII, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto and any Indemnified Person or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 13.8           No Assignment.  This Agreement is not assignable except by operation of law, except that Buyer may assign any or all of its rights and interests hereunder to one or more Affiliates and may designate one or more of its Affiliates to perform its obligations hereunder (provided that Parent shall remain liable for the performance of such obligations by any such Affiliates), and Buyer (and such other Affiliates) may collaterally assign their respective rights and interests hereunder to any party or parties providing financing to any of them or their Affiliates.

Section 13.9           Variations in Pronouns.  All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the identity of the Person or Persons may require.

Section 13.10         Construction.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.  The word “including” shall mean including without limitation.  The parties intend that each representation, warranty, and covenant contained herein shall have independent significance.  If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant.

Section 13.11         Counterparts.  This Agreement may be executed by facsimile and in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Section 13.12         Exhibits and Schedules.  The Exhibits and Schedules to this Agreement are a part of this Agreement as if set forth in full herein.

Section 13.13         Cross-references.  The sections, articles and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect.  Article, Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.

Section 13.14         Severability.  If any term, provision, covenant or restriction of this Agreement, or any part thereof, is held by a court of competent jurisdiction or any foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority to be invalid, void, unenforceable or against public policy for any reason, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 13.15         Governing Law; Consent To Jurisdiction And Service Of Process.  THIS AGREEMENT SHALL BE DEEMED TO HAVE BEEN MADE UNDER AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.  EACH OF THE PARTIES FURTHER AGREES THAT ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE BROUGHT IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF NEW YORK OR IN THE COURTS OF THE STATE OF NEW YORK, AS THE COMPLAINING PARTY, AS THE CASE MAY BE, MAY ELECT, AND BY THE EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY ACCEPTS, WITH REGARD TO ANY SUCH ACTION OR PROCEEDING, THE JURISDICTION OF THE AFORESAID COURTS.  EACH OF THE PARTIES HEREBY UNCONDITIONALLY AND IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED MAIL, POSTAGE PREPAID, TO SUCH PARTY’S ADDRESS SET FORTH IN, OR SUBSEQUENTLY PROVIDED PURSUANT TO, SECTION 13.4.  NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.  EACH OF THE PARTIES FURTHER AGREES THAT FINAL JUDGMENT AGAINST HIM OR IT, AS THE CASE MAY BE, IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION WITHIN OR OUTSIDE THE UNITED STATES OF AMERICA BY SUIT ON THE JUDGMENT, A CERTIFIED OR

EXEMPLIFIED COPY OF WHICH SHALL BE CONCLUSIVE EVIDENCE OF THE FACT AND OF THE AMOUNT OF SUCH PARTY’S LIABILITY.

Section 13.16         Waiver Of Jury Trial.  TO THE EXTENT PERMITTED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, AND COVENANTS THAT HE OR IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING OUT OF OR PASSED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE.  ANY OF THE PARTIES HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 13.16 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH OF THE PARTIES HERETO TO THE WAVIER OF HIS OR ITS RIGHT TO THE WAIVER OF HIS OR ITS RIGHT TO TRIAL BY JURY.

Section 13.17         Parent Guaranty.  Parent hereby guarantees, unconditionally, the payment and performance by Buyer of all of its obligations under this Agreement.

Section 13.18         Sellers’ Representative.

(a)           Each of the Sellers hereby appoints Ryan Blair as Seller’s Representative hereunder for the purposes of representing his or its individual interests.  Each of the Sellers hereby authorizes the Sellers’ Representative to act on his or its behalf with respect to all matters arising under this Agreement requiring or contemplating the possibility of some notice to be sent to or from, or some action to be taken by, the Sellers, including acting as the Sellers’ representative for the purpose of settling on behalf of the Sellers any claims made by Buyer under Section 12.1(a)(i), representing the Sellers in any indemnification proceedings under Section 12.3, approving any waivers or amendments in accordance with Section 13.6, but excluding the settling of any claims made by Buyer under Section 12.1(a)(ii) against a Seller.  Except as aforesaid, each Seller hereby agrees to be bound by any and all notices sent and actions taken (and notices not sent and actions not taken) by the Sellers’ Representative on his or its behalf pursuant to this Agreement.  If for any reason the Sellers’ Representative shall be unable to perform its duties hereunder as Sellers’ Representative, the holders of a majority in interest of the Interests owned immediately prior to the Initial Closing shall appoint a replacement Sellers’ Representative.  Buyer shall be entitled to rely exclusively upon any communications or writings given or executed by the Sellers’ Representative and shall not be liable in any manner whatsoever for any action taken or not taken in reliance upon the actions taken or not taken or communications or writings given or executed by the Sellers’ Representative.  Buyer shall be entitled to disregard any notices or communications given or made by any Seller, in his or its individual capacity, which is contrary to a notice or communication given or made by the Sellers’ Representative.

(b)           In performing his duties under this Agreement, and in exercising or failing to exercise all or any of the powers conferred upon the Sellers’ Representative hereunder or thereunder, (i) the Sellers’ Representative shall not assume any, and shall incur no, responsibility whatsoever to any Seller by reason of any error in judgment or other act or omission performed or omitted hereunder or in connection with this Agreement, unless by the Sellers’ Representative’s gross negligence or willful misconduct, and (ii) the Sellers’ Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Sellers’ Representative pursuant to such advice shall in no event subject the Sellers’ Representative to liability to any Seller unless by the Sellers’ Representative’s gross negligence or willful misconduct.

All of the immunities and powers granted to the Sellers’ Representative under this Agreement shall survive the Initial Closing, any Subsequent Closing and/or any termination of this Agreement.

Section 13.19         Specific Performance.  Each of the Company and the Sellers acknowledges and agrees that the Buyer would be damaged irreparably in the event any of the provisions of this Agreement are not performed by the Company and/or the Sellers in accordance with their specific terms or otherwise are breached. Accordingly, each of the Company and the Sellers agrees that the Buyer shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Buyer:	BLYTH VSH ACQUISITION CORPORATION

	By:	/s/ Michael S. Novins
Name: Michael S. Novins
Title: Vice President and General Counsel

Company:	VISALUS HOLDINGS, LLC

	By:	/s/ Ryan Blair
Name: Ryan Blair
Title: President and Chief Executive Officer

For Purposes of Section 13.17,
Parent	BLYTH, INC.

	By:	/s/ Michael S. Novins
Name: Michael S. Novins
Title: Vice President and General Counsel

[additional signature pages follow]

Signature Page to Membership Interest Purchase Agreement

Sellers:

ROPART ASSET MANAGEMENT FUND, LLC

	By:	/s/ Todd A. Goergen
Name: Todd A. Goergen
Title: Managing Member

ROPART ASSET MANAGEMENT FUND II, LLC

	By:	/s/ Todd A. Goergen
Name: Todd A. Goergen
Title: Managing Member

/s/ Ryan Blair
Ryan Blair

/s/ Blake Mallen
Blake Mallen

/s/ Nick Sarnicola
Nick Sarnicola

JOHN K. TOLMIE TRUST U/A/D 11/6/06

	By:	/s/ John K. Tolmie
Name: John K. Tolmie
Title: Trustee

/s/ Josh Beal
Josh Beal

/s/ John Laun
John Laun

Signature Page to Membership Interest Purchase Agreement

/s/ Philip Gomez
Philip Gomez

/s/ Erik Abel
Erik Abel

/s/ Audrey Sommerfeld
Audrey Sommerfeld

/s/ Zorica Bosev
Zorica Bosev

/s/ Adam Wescott
Adam Wescott

/s/ Rich Pala
Rich Pala

/s/ Ridgely Goldborough
Ridgely Goldsborough

Signature Page to Membership Interest Purchase Agreement